Exhibit 10.2

AMENDED AND RESTATED LEASE

between

FIVE HUNDRED BOYLSTON WEST VENTURE, as LANDLORD

and

HOUGHTON MIFFLIN COMPANY, as TENANT

Dated as of July 28, 2005

TABLE OF CONTENTS

ARTICLE 1 LEASE		8
1.01.	Lease	8
1.02.	Appurtenant Rights	8

ARTICLE 2 TERM; USE; RENT		8
2.01.	Term	8
2.02.	Use	8
2.03.	Rent	8
2.04.	Operating Cost	9
2.05.	Impositions	13
2.06.	Computation of Operating Cost and Impositions	14
2.07.	Adjustment for Variation Between Estimated and Actual Operating Cost and Impositions	16
2.08.	Notice of Adjustments	16

ARTICLE 3 LANDLORD’S COVENANTS		16
3.01.	Basic Services	16
3.02.	Extra Services	18
3.03.	Window Covering	20
3.04.	Graphics and Signage	20
3.05.	Condition of Leased Premises	20
3.06.	Repair Obligation	20
3.07	Quiet Enjoyment	21

ARTICLE 4 TENANT’S COVENANTS		21
4.01.	Tenant Improvements	21
4.02.	Taxes on Personal Property	22
4.03.	Repairs by Tenant	22
4.04.	Waste	22
4.05.	Assignment or Sublease	22
4.06.	Alterations and Surrender	26
4.07.	Compliance with Laws and Insurance Standards	28
4.08.	Entry for Repairs and Leasing	29
4.09.	No Nuisance	30
4.10.	Subordination	30
4.11.	Estoppel Certificate	30
4.12.	Tenant’s Remedies	31
4.13.	Rules and Regulations	31
4.14.	Personal Property at Tenant’s Risk	31
4.15.	Payment of Landlord’s Expenses	32
4.16.	Tenant’s Financial Condition	32

4.17.	Energy Conservation	32

ARTICLE 5 CASUALTY AND EMINENT DOMAIN		32
5.01.	Casualty Insurance	32
5.02.	Liability Insurance	33
5.03.	Tenant’s Insurance	33
5.04.	Indemnity and Exoneration	34
5.05.	Waiver of Subrogation Rights	35
5.06.	Condemnation and Loss or Damage	36
5.07.	Damage Due to Fire and Casualty	37

ARTICLE 6 DEFAULT		39
6.01.	Events of Default	39
6.02.	Remedies upon Default	41
6.03.	Damages upon Termination	42
6.04.	Computation of Rent for Purposes of Default	43
6.05.	Rights of Landlord in Bankruptcy	43
6.06.	Interest on Late Payments	43

ARTICLE 7 APPRAISAL		43
7.01.	Appraisal of Fair Market Net Rent	43

ARTICLE 8 MISCELLANEOUS		45
8.01.	Holding Over	45
8.02.	Amendments and Modifications	46
8.03.	Transfers by Landlord	46
8.04.	Severability	46
8.05.	Notices	46
8.06.	No Joint Venture	47
8.07.	Successors and Assigns	47
8.08.	Applicable Law	47
8.09.	Time of the Essence	47
8.10.	Submission Not an Option	47
8.11.	Brokerage	47
8.12.	Waiver of Jury Trial	47
8.13.	All Agreements Contained	47
8.14.	Cumulative Remedies	47
8.15.	Failure to Enforce	48
8.16.	Notice of Lease; Other Notices and Agreements	48
8.17.	Hiring Practices	48
8.18.	Tenant’s Authorized Representative	49
8.19.	Assignment of Rents	49

ARTICLE 9 OPTION TO EXTEND THE TERM		49
9.01.	Grant and Exercise of Option to Extend	49
9.02.	Surrender Option for 18th Floor Space	50
9.03.	Rent During Second Extended Term	50

9.04.	Lease Continues in Effect	51

ARTICLE 10 SWAP OPTION		51
10.01.	The Swap	51
10.02.	Effect of the Swap	51

ARTICLE 11 LETTER OF CREDIT		54
11.01.	Letter of Credit	54
11.02.	Requirements	55

ARTICLE 12 ADDITIONAL OPTIONS		56
12.01.	Parking	56
12.02.	Contraction Option.	57
12.03.	Antenna or Satellite Dish	57
12.04.	Exhibits	58

ARTICLE 13 DEFINITIONS		58
13.01.	Definitions	58

SCHEDULE OF EXHIBITS

Exhibit A	Leased Premises
Exhibit A-1	Description of Land
Exhibit A-2	Description of 222 Berkeley Parcel
Exhibit A-3	New 500 Boylston Space
Exhibit B	Building Standard Improvements
Exhibit C	Building Rules and Regulations
Exhibit D	Form of Letter of Credit
Exhibit E	Cleaning Specifications

Basic Lease Information

Background

A. Pursuant to the provisions of that certain Lease dated as of November 1, 2003, as assigned to Tenant pursuant to an Assignment and Amendment of Lease dated as of November 5, 2004 (the “Assignment Agreement”; such Lease as so assigned and amended, the “Existing Lease”; the Existing Lease as hereby amended and restated is referred to as the “Lease” or the “500 Boylston Lease”), Tenant leases from Landlord and Landlord leases to Tenant certain premises located on Floor 18 (the “18th Floor Space”) of the Building located at 500 Boylston Street, Boston, Massachusetts (sometimes referred to herein as the “500 Boylston Building”). The Term of the Existing Lease is currently scheduled to expire on February 28, 2007. Manulife Financial USA (“Manulife”) was the tenant under the Existing Lease prior to the Assignment Date, as hereinafter defined.

B. Tenant also subleases from a third party the entire Floor 5 of the Building (the “5th Floor Space”) for a sublease term currently scheduled to expire on February 28, 2007. The prime lease between Landlord and Tenant’s sublandlord for the 5th Floor Space has a term that expires on September 30, 2008.

C. Landlord and Tenant desire to amend and restate the Existing Lease to, among other things, extend the Term through February 28, 2017 and to provide for a direct lease of the 5th Floor Space, on the terms and conditions set forth in this Lease.

D. Landlord’s affiliate, Two Twenty Two Berkeley Venture (the “222 Berkeley Landlord”), owns the property adjacent to the Building known as 222 Berkeley Street, Boston, Massachusetts (the “222 Berkeley Building”). Tenant currently leases certain space located on Floors 3 through 11 of the 222 Berkeley Building, pursuant to that certain Lease dated as of December 16, 1991, as amended by a First Amendment to Lease Agreement dated as of February 13, 1992, a Second Amendment to Lease Agreement dated as of July 15, 1992, and a Third Amendment to Lease Agreement dated as of May 31, 1994 between the 222 Berkeley Landlord and Tenant (as so amended and as herewith or hereafter amended from time to time, the “222 Berkeley Lease”) for a term that is currently scheduled to expire on February 28, 2007.

E. Simultaneously with this Lease, (1) Tenant has extended the term of its sublease for the 5th Floor Space at the 500 Boylston Building through September 30, 2008 and (2) the 222 Berkeley Landlord and Tenant have entered into a Fourth Amendment to Lease of even date herewith (the “Fourth Amendment”) to provide for, among other things, (a) the extension of the term of the 222 Berkeley Lease through February 28, 2017, and (b) the implementation of the “Swap” (as defined in Article 10 below), which, if exercised by Tenant under Article 10 below, shall affect certain portions of the leased premises under the 222 Berkeley Lease and certain portions of the Leased Premises under the 500 Boylston Lease as set forth herein.

Date of Lease:	July 28, 2005

Tenant:	Houghton Mifflin Company, a Massachusetts corporation

Address:	222 Berkeley Street, Boston, MA 02116

Landlord:	Five Hundred Boylston West Venture, a joint venture

Address:	c/o Hines Interests Limited Partnership, 222 Berkeley Street, Suite 1420, Boston, MA 02116

Leased Premises:	A portion of the 18th floor, as shown on Exhibit A, and, effective as of October 1, 2008, the 5th Floor Space, of the Building located on the Land described in Exhibit A-1

Net Rentable Area:	As of the date of this Lease, 15,694 square feet on Floor 18; and as of October 1, 2008, 15,694 square feet on Floor 18 and 56,142 square feet on Floor 5, for a total of 71,836 square feet, subject to Article 10.

Term Commencement Date:	November 1, 2003

Assignment Date:	November 15, 2004

Extension Date:	March 1, 2007

Term Expiration Date:	February 28, 2017

Extended Term:	March 1, 2007 through February 28, 2017

Option to Extend Term:	One (1) ten year option pursuant to Article 9 hereof to extend the Term for the Second Extended Term (as defined in Article 9), i.e., the period March 1, 2017 through February 28, 2027

Net Rent from the Assignment Date through February 28, 2007:	$15.55 per square foot per year of Net Rentable Area

Tenant’s Proportionate Share:	The ratio, expressed as a percentage, of the Net Rentable Area of the Leased Premises to the greater of (i) ninety-five percent (95%) of the total Net Rentable Area of the Office Section, or (ii) the Total Leased Net Rentable Area. As of the date of this Lease, based on 95% of the total Net Rentable Area of the Office Section, the Tenant’s Proportionate Share is 2.58%. Effective as of October 1, 2008, based on 95% of the total Net Rentable Area of the Office Section, the Tenant’s Proportionate Share will be 11.79% (subject to Article 10 hereof).

Net Rent (per square foot of Net Rentable Area per annum) during the Extended Term for the respective portions of the Leased Premises on the following floors (subject to Article 10):

	Floor 5*	Floor 18
March 1, 2007 through February 29, 2012:	$13.50	$20.50
March 1, 2012 through February 28, 2017:	$15.00	$22.00

*	Net Rent for the 5th Floor Space shall commence effective as of October 1, 2008.

Tenant’s Authorized Representative:	Sally B. Baer, Vice President – Corporate, Real Estate & Facilities

THIS LEASE is entered into as of the Date of Lease between Landlord and Tenant. This Lease shall be effective immediately as of the Date of Lease and, with respect to the rights and obligations attributable to the period commencing on and after the Date of Lease, shall be deemed to supersede the Existing Lease in its entirety; provided, however, that (a) the Existing Lease shall continue to govern the relationship between Landlord and Tenant with respect to rights and obligations attributable to the period prior to the Date of Lease (and between Landlord and Manulife for the period prior to the Assignment Date), and (b) nothing in this Lease shall be deemed to affect or modify the relationship between Tenant and Manulife pursuant to the terms and conditions of the Assignment Agreement.

ARTICLE 1

LEASE

1.01. Lease. Commencing on the Term Commencement Date, Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises (excluding all Common Areas located therein, and all pipes, ducts, conduits, wires and appurtenant fixtures located therein serving other parts of the Building) upon all of the terms, covenants and conditions set forth herein.

1.02. Appurtenant Rights. Tenant shall have, as appurtenant to the Leased Premises, rights to use in common (subject to reasonable rules made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators of the Building serving the Leased Premises in common with others; (b) common walkways necessary for access to the Building; (c) if the Leased Premises include less than the entire rentable area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Leased Premises; and (d) all other General Common Areas from time to time intended for general use by Tenant, other Building tenants, and Landlord.

ARTICLE 2

TERM; USE; RENT

2.01. Term. This Lease shall commence on the Term Commencement Date, and shall continue in full force for the Term. Except as otherwise provided herein, Landlord’s and Tenant’s respective obligations under the Lease shall commence as of the Assignment Date.

2.02. Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose, except as permitted by Landlord pursuant to Landlord’s written consent (which consent Landlord may withhold in its absolute and sole discretion).

2.03. Rent. All obligations of Tenant to make payments to Landlord under this Lease shall constitute Rent. Tenant shall pay the Rent at the times and in the manner hereinafter set forth. Tenant shall pay the Gross Rent, consisting of Net Rent and Tenant’s Proportionate Share of Estimated Operating Cost and Estimated Impositions (subject to adjustment in accordance with Section 2.07), in twelve (12) equal installments on the first day of each calendar month during each year of the Term and any extensions thereof. Such payments shall be made in lawful money of the United States, in advance without demand, and (except as expressly provided herein) without any reduction, abatement, counterclaim or set off, at the address for Landlord specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord from time to time. If the Term Commencement Date occurs on other than the first day of a month, then Gross Rent provided for such partial month shall be equitably prorated, and paid, on such date of commencement. If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial month shall be equitably prorated on such date of termination.

2.04. Operating Cost. Landlord shall, promptly after Tenant’s request after September 1 of any year in the Term, provide Tenant with Landlord’s then preliminary estimates of the Operating Cost and Impositions for the next calendar year. If requested by Tenant, Landlord shall also meet with Tenant to discuss the likely ranges of such estimates based on the principal variables then expected by Landlord in its preliminary budget for the coming year. Tenant acknowledges that Landlord may later revise such preliminary estimates after the completion (typically by December 1) of Landlord’s budget preparation process for the upcoming year and upon receipt of final real estate tax bills for the fiscal tax year (typically during the month of December). Promptly after such budget process is completed, Landlord shall notify Tenant of the Estimated Operating Cost and Estimated Impositions for the year in question (typically on or about December 15, subject to Landlord’s right to revise the same after receipt of final real estate tax bills). Prior to such notification, Landlord shall, from time to time upon Tenant’s request, provide Landlord’s then current estimates for such next calendar year. Landlord shall use reasonable efforts during each calendar year, consistent with the management of a first-class office building, to monitor actual and projected Operating Cost and Impositions against the budgeted amounts on which Estimated Operating Cost and Estimated Impositions were based and, if Landlord determines there will be a substantial difference between the actual and then projected remaining expenses and the total estimated charges for such calendar year, to make a mid-year estimated adjustment to address such differential. All such estimated payments and charges shall be subject to a final year-end reconciliation pursuant to Section 2.07. The parties acknowledge that such year-end reconciliations for calendar year 2004 and all prior years have been made and any adjustments thereto have been satisfactorily resolved, and the parties intend that the calculation of Operating Cost and Impositions in future years in a manner consistent with such prior operating history at the Building will be deemed to comply with the terms of the Lease (as amended hereby).

(a)	Operating Cost shall mean all expenses and costs of every kind and nature incurred by Landlord in its reasonable business judgment which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation or operation of the Building (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to the following:

(1)	Expenses of the operation, maintenance and security of the Building, including compensation in the form of wages, salaries, and other compensation and benefits (including payroll taxes,

federal, state and local unemployment taxes and social security taxes), insurance, welfare and retirement benefits, and related expenses and benefits of all on-site and off-site employees (not exceeding the level of property manager) and off-site employees (but only to the extent such employees are involved directly in the operation, maintenance, management and preservation of the Building, and with respect to off-site employees above the level of the property manager directly responsible for the Building, only to the extent such costs are allocated by Landlord between the Building and all other buildings for which such off-site employee has direct responsibility in accordance with a reasonable allocation methodology consistent with owners of comparable portfolios of first-class office buildings;

(2)	Cost for Landlord’s office and management office operation for the Building, including the actual or imputed cost of any space occupied by entities providing management or building services for the Building;

(3)	All tools, supplies, materials and equipment used in the operation and maintenance of the Building, including rental fees for the same, if such items are not purchased and amortized pursuant to (10) below;

(4)	Utilities, including electricity, water, sewer, gas, communication, heating, lighting, air conditioning and ventilating, for the entire Building;

(5)	All maintenance, janitorial and service agreements and costs for the Building, including, without limitation, alarm service, landscaping, window cleaning, escalator and elevator maintenance, rubbish and snow removal, pest control, equipment maintenance or servicing or maintenance or cleaning for sidewalks, Building exterior, roof and service areas;

(6)	A management fee in connection with the operation of the Building; Tenant’s share to be three percent (3%) of all Rent, excluding such fee;

(7)	Legal and accounting services for the Building, including the costs of audits by certified public accountants, but excluding legal costs incurred in proceedings against any specific tenant or in connection with the development, financing, sale and/or leasing of the Building;

(8)	All insurance premiums and costs applicable to the Building and Landlord’s personal property used in connection therewith,

including but not limited to, the premiums and cost of fire, casualty and liability coverage and rental abatement and business interruption insurance and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(9)	Repairs, replacements and general maintenance (except for repairs paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant);

(10)	Amortization (together with reasonable actual or imputed financing charges) of capital improvements made to the Building that (i) are reasonably designed to improve the quality or operating efficiency of the Building, (ii) may be required by governmental authorities or any insurer of the Building, or (iii) constitute equipment of a capital nature contemplated in (3) above (such as, for example, snow blowers, vacuums and sweepers), which in Landlord’s reasonable judgment, is ultimately less costly to purchase then to rent (other than those which are required for the exclusive benefit of an individual tenant or tenants and not relating to the general use or operation of the Building); provided, however, that the amount of amortization and financing charges for cost-savings items under (i) above shall be reasonably determined by Landlord to effect savings over the amortization period compared with the expenditures (either through direct reduction or minimization of increases) that would have otherwise occurred, and with respect to (ii) above, Landlord shall take reasonable steps to comply with such governmental requirements in an economical manner as determined by Landlord in its reasonable business judgment.

(b)	Notwithstanding any other provision herein to the contrary in the event that the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing those items constituting components of Operating Cost which vary depending on the level of occupancy of the Building for such year so that Operating Cost shall be extrapolated and computed as though the Building had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of the actual Operating Cost during any year of the Term.

(c)

Operating Cost shall not include (i) costs associated with the operation of the parking garage forming part of the Building (including the elevators serving the garage), or with the development, financing, sale or leasing of the Building, or (ii) specific costs for tenant electricity (of the type specified in Section 3.01(b)) or for extra services (of the type specified in Section 3.02) that are separately billed to and paid by specific tenants leasing space in the Office Section of the Building, or those costs and expenses which are specifically attributable to and separately paid by the tenants in the Commercial Section of the Building, (iii) that portion of the costs and expenses relating to the loading dock facilities and the General Common Areas which is paid by the tenants in the Commercial Section of the Building; (iv) any special needs or uses of tenants with respect to storage areas resulting in extraordinary costs or expenses in connection with maintaining, repairing and operating such storage areas; (v) leasing commissions or tenants inducements associated with leasing activities; (vi) costs or improvements to any tenant’s leased premises or otherwise exclusively for the benefit of an individual tenant; (vii) principal, interest, late charges or other payments on loans (except as expressly provided in (a) above), ground rent, rent paid for the right to locate Project Common Areas or Loading Docks outside of the Building, or payments on equity obligations; (viii) leasing commissions, attorneys’ fees, costs and disbursements and other expenses, any of which are incurred in connection with negotiations or disputes with tenants or prospective tenants, except with respect to disputes with other tenants the resolution of which is reasonably likely to result in a material benefit to the tenants of the Project (other than costs incurred in connection with the lease termination and eviction of any tenant); (ix) depreciation and amortization of the Project or equipment, except as expressly provided in (a) above; (x) expenses in connection with services of a type which Tenant does not receive under this Lease but which are provided to another tenant; (xi) fines, penalties or indemnification obligations incurred due to violations by Landlord or Landlord Responsible Parties of any governmental rule or authority, or any agreement made in connection therewith with a governmental entity, and any costs of remedying such violations or defending the prosecution thereof (except for the costs of remedying such violations to the extent such costs are permitted Operating Costs pursuant to Section 2.04(a)(10)); (xii) except as expressly provided in (a) above, any amounts paid to principals, subsidiaries, affiliates or other parties related to Landlord for services for the Project in excess of the amount payable for comparable services provided by a party who is not a principal, subsidiary, affiliate or otherwise related party; (xiii) costs and expenses to the extent related to the ownership (as distinguished from operation and maintenance, including the charges contemplated by (a)(2) above) of the Project; (xiv) any particular items and services for which Tenant otherwise reimburses Landlord by direct payment over and above Net Rent and Tenant’s Proportionate Share of Operating Cost; (xv) advertising, marketing, promotional and like expenditures; (xvi) costs of refinancing the Project; (xvii) interest or penalties resulting from delinquent payments by Landlord, provided such delinquent payments are not caused by

Tenant; (xviii) repairs or other work occasioned by fire, windstorm or other casualty to the extent covered by insurance required to be carried by Landlord hereunder, or by the exercise of the right of eminent domain, or voluntary conveyance in lieu thereof, to the extent reimbursed by condemnation proceeds; (xix) Landlord’s costs of electricity and other services to the extent they are separately chargeable to tenants as an additional charge or rental over and above the regular installments of rent payable under the lease with such tenant; (xx) costs incurred by Landlord which are considered capital improvements and replacements under generally accepted accounting principles (“GAAP”) including contributions to replacement or contingency reserves created by Landlord, except as expressly provided in (a) above; (xxi) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (xxii) costs for the purchase of sculpture, paintings, or other objects of art, and any royalties payable in connection therewith; and (xxiii) the cost of any curative action required, or any repair, replacement or alteration made, by Landlord (or by a third party, the cost of which is imposed upon Landlord) to remedy a condition or damage caused by or resulting from the negligence or willful misconduct of Landlord or Landlord Responsible Parties, and, except to the extent such costs are permitted Operating Costs pursuant to Section 2.04(a)(10), the costs of complying with governmental or insurance requirements.

2.05. Impositions. Impositions shall mean all real estate or personal property taxes, possessory interest taxes, or similar charges, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) payable over the longest permitted period (provided no extra costs are incurred as a result thereof), which are assessed, levied, charged, confirmed or imposed by any public authority upon the Land, the Building, its operations or the Rent (or any portion or component thereof) including, in the year paid, all reasonable fees and costs incurred by Landlord in seeking to obtain an abatement or reduction of, or a limit on any increase, in any taxes, regardless of whether any abatement, reduction or limitation is obtained, but excluding (i) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, (ii) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein, (iii) that portion of the items enumerated in this Section which is allocable to the Commercial Section or the Parking Section of the Building (such allocation of Impositions to the Parking Section to be made in a manner consistent with prior operating practices for the Building [provided that if and for so long as Landlord hereafter increases the percentage allocated to the Parking Section for all other tenants in the Building, Landlord shall also increase such percentage for Tenant] and the remaining Impositions [after such allocation to the Parking Section] to be allocated on a per square foot basis between the Office Section and the Commercial Section), and (iv) any voluntary payments which Landlord may agree to make with respect to the Building after the date hereof.

2.06. Computation of Operating Cost and Impositions.

(a)	Landlord shall, within a reasonable period of time following each calendar year, give Tenant a statement of the Operating Cost and Impositions during such calendar year (prepared by a certified public accountant), which shall be accompanied by a computation of Tenant’s Proportionate Share of such Operating Cost and Impositions. Landlord agrees to use reasonable efforts to provide Tenant, within one hundred and twenty (120) days after each calendar year, with either such statement or a written explanation of why such statement is not available, but Landlord’s failure to provide Tenant with either such statement or such written explanation within said period shall not release either party from the obligation to make the adjustment provided for in Section 2.07. Such statement shall be deemed accepted if not disputed, within sixty days (or, in the case of the statements for calendar years 2007 and afterwards, sixty days after the conclusion of any audit under clause (b) below) after Tenant’s receipt thereof, by written notice to Landlord stating the specific grounds for dispute.

(b)

The provisions of Paragraph 2(c)(ii) of the Assignment shall apply with respect to year-end statements for calendar years 2005 and 2006 and are hereby incorporated herein. The remainder of this paragraph (b) below shall apply with respect to Operating Cost and Impositions attributable to calendar years 2007 and afterwards. Notwithstanding the foregoing, Landlord shall have no right to collect an adjustment under Section 2.07 for a given calendar year should Landlord fail to deliver such statement within three hundred and sixty (360) days after such calendar year. Tenant shall have the right, for one hundred and eighty (180) days following the presentation of such statement by Landlord, to examine and audit Landlord’s books and records with respect to the Operating Cost and/or Impositions for such calendar year, provided that as a condition thereof Landlord may require Tenant to enter into a confidentiality agreement reasonably acceptable to the parties with respect to any such information and to confirm that it has not engaged any person or entity on a contingency fee basis in connection with any such review. If the results of such audit indicate that Tenant has overpaid its share of Operating Cost or Impositions for such calendar year, Tenant shall give notice to Landlord of the results of the audit within said one hundred and eighty (180) day period (the “Overpayment Notice”), which notice shall be accompanied by a copy of the audit together with a statement in reasonable detail of the reasonable cost of such audit, and thereupon Landlord may elect to either (i) pay to Tenant the amount of such overpayment, plus, if Tenant has overpaid its share of Operating Cost or Impositions for such calendar year by more than three percent (3%), the reasonable cost of such audit, within thirty (30) days of the Overpayment Notice or (ii) submit the issue to the dispute resolution procedure set forth in subsection 2.06(b) by notice given to Tenant within thirty (30) days of the Overpayment Notice (the

“Dispute Resolution Notice”). In the event that Landlord delivers its statement of Operating Cost and Impositions for the calendar year more than one hundred and twenty (120) days after the end of the calendar year and in the event that Tenant has overpaid its share of Operating Cost or Impositions for such calendar year, then if Tenant complies with the provisions of the immediately preceding sentence and if Tenant is not otherwise in default hereunder beyond any applicable grace period, Landlord shall pay Tenant, together with the amount of Tenant’s overpayment, interest to Tenant on the amount of such overpayment calculated from the first day of the calendar year following such calendar year to the date of repayment to Tenant at the then Prime Rate of interest. Landlord and Tenant shall each within thirty (30) days after Landlord gives the Dispute Resolution Notice to Tenant appoint a person to act as the expert on its behalf and notify the other of such appointment. Each expert shall have at least ten (10) years experience in the operation of first-class commercial office buildings. If either party shall fail to so appoint an expert within said thirty (30) day period, the expert appointed by the other shall determine the issue. In the event that the two experts are appointed within said thirty (30) day period, the experts so chosen shall meet within ten (10) business days after the second expert is appointed to determine Tenant’s Proportionate Share of Operating Cost or Impositions, as the case may be. If the two experts are unable to agree within ten (10) business days after such first meeting, they shall appoint a third expert, who shall be a competent and impartial person with qualifications similar to those required of the first two experts. In the event the two experts are unable to agree upon such appointment within five (5) business days after the expiration of said ten (10) day period, then either party, on behalf of both, may request the appointment of such qualified person by an officer of the American Arbitration Association in Boston. The expert appointed by each party shall state in writing his or her determination of Tenant’s Proportionate Share of Operating Cost or Impositions, as the case may be, supported by the reasons therefor, with counterpart copies to each party. The experts shall arrange for a simultaneous exchange of such proposed determinations. The role of the third expert shall be to select which of the two proposed determinations most closely approximates his own determination, and the third expert shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination chosen by the third expert shall constitute the decision of the experts and shall be final and binding upon the parties. This provision for determination shall be specifically enforceable to the extent such remedies are available under applicable law, and either party shall have the right to enter judgment thereon, unless otherwise provided by applicable law. Landlord and Tenant shall each pay for the fees and disbursements of any expert appointed by it and shall share equally in the fees and expenses of any third expert. In the event of a failure, refusal or inability of any expert to act, his or her successor shall be appointed by him or her, but in the case of the third expert, his or her successor shall be appointed in the same manner as provided for appointment of the third expert.

2.07. Adjustment for Variation Between Estimated and Actual Operating Cost and Impositions. If the Operating Cost and/or the Impositions for any calendar year exceed, respectively, the Estimated Operating Cost and/or the Estimated Impositions, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess within thirty (30) days after presentation of Landlord’s statement pursuant to Section 2.06. If the Operating Cost and/or Impositions for any calendar year are less than, respectively, the Estimated Operating Cost and/or the Estimated Impositions, then Landlord shall pay to Tenant Tenant’s Proportionate Share of such difference with the presentation of Landlord’s statement pursuant to Section 2.06. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Operating Cost Adjustment and/or Impositions Adjustment shall be prorated for the exact number of calendar days for which Tenant is obligated to pay Gross Rent, and in the case of the expiration of this Lease or any early termination, the provisions of this Section 2.07 shall survive such expiration or termination.

2.08. Notice of Adjustments. Commencing with the calendar year during which the Term Commencement Date occurs and prior to each subsequent calendar year during the Term, and otherwise from time to time as Landlord deems appropriate, Landlord shall give Tenant notice of Tenant’s Proportionate Share of the Estimated Operating Cost and Tenant’s Proportionate Share of the Estimated Impositions set forth in reasonable detail. Tenant shall thereafter pay Landlord, in accordance with the provisions of Section 2.03, Tenant’s Proportionate Share of such Estimated Operating Cost and such Estimated Impositions. For any calendar year, or portion thereof, for which Landlord does not provide Tenant with the notice referred to in this Section 2.08, Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Cost and Tenant’s Proportionate Share of the Estimated Impositions at the rate for the previous calendar year, subject, however, to the annual adjustment described in Section 2.06 and Section 2.07.

ARTICLE 3

LANDLORD’S COVENANTS

3.01. Basic Services.

(a)	Landlord or its affiliates shall furnish the following Basic Services to Tenant during Business Hours (unless otherwise stated herein) during Tenant’s occupancy of the Leased Premises in a manner that Landlord determines in its reasonable business judgment to be consistent with that of first-class office buildings in Boston, Massachusetts:

(1)	Water (hot and cold) used by the building standard cooling, drinking and sanitation systems, and for maintenance and janitorial services, such water to be available at all times.

(2)	Central heat and air conditioning in season, at such temperatures and in such amounts as are from time to time furnished to tenants in Comparable Buildings in Downtown Boston, or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(3)	Maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing), painting and electric lighting service for all Common Areas, Building Common Areas and General Common Areas in the manner and to the extent customarily provided by landlords in Comparable Buildings in Downtown Boston.

(4)	Janitorial service to the Leased Premises in accordance with Exhibit E, after Business Hours on Business Days (except as otherwise set forth in Exhibit E).

(5)	Electricity for (1) building standard light fixtures, (2) desktop personal computers, typewriters, telephones, fax machines, printers, copying machines, and other equipment of similar low electrical consumption in the Leased Premises, and (3) building standard air handling units and related HVAC equipment for the floor on which the Leased Premises are located (it being agreed that Tenant’s total consumption shall not exceed one (1) watt per square foot of Net Rentable Area per month at 120 volts for the items under clause (2) or four (4) watts per square foot of Net Rentable Area per month at 120 volts for all items under this clause (v)).

(6)	Initial lamps, bulbs, starters and ballasts for building standard fixtures used within the Leased Premises.

(7)	A system of access control for the Building during hours when the Building is not generally open to the public and during such other hours as Landlord may from time to time designate. During such hours, Landlord will employ a system of monitoring and limiting access to the office floors in the Building based on reasonable systems of identification. Landlord may, from time to time throughout the Term, substitute reasonable equivalents for any of the foregoing specific components of the access control system.

(8)	Public elevator service serving the floors on which the Leased Premises are situated, including a freight elevator.

(9)	Access to, and the right in common with other tenants of the Building to use, the Loading Docks, subject to Landlord’s reasonable rules and regulations.

(b)	Tenant shall pay to Landlord, as Additional Rent, the cost of electricity provided under Section 3.01(a)(v). Such charges shall be based on the usage shown on the check meter installed for the floor on which the Leased Premises are located, with the cost equitably apportioned among tenants on the floor. If Tenant’s electricity usage exceeds the standard level set forth in Section 3.01(a)(v), charges for such additional usage shall be payable under Section 3.02.

(c)	To the maximum extent permitted by law, Landlord shall not be liable for injuries to persons or damage to property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent (except as expressly set forth in this Section 3.01(c)), nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder or have any right to terminate the Lease by reason of any (i) deficiency in the provision of Landlord services under this Article 3 (except as expressly set forth in this Section 3.01(c)), (ii) breakdown of equipment or machinery utilized in supplying services, or (iii) curtailment or cessation of services or any other failure by Landlord to perform any obligation under the Lease, except as expressly provided in this Lease. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Building to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond Building boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee referred to in Section 4.10 be or become liable for any default of Landlord under this Section 3.01(c). Landlord shall use reasonable diligence to make or cause to be made such repairs as may be required to machinery or equipment within the Building or the Project Common Areas to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond the Building boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. Landlord also agrees to use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof and agrees, where reasonable, not to perform such work during Business Hours. In the event Landlord fails to provide or cause to be provided any one or more Basic Services, and such failure causes the Leased Premises, or a portion thereof, to be rendered untenantable for the purpose of conducting Tenant’s business operations, and such condition shall continue for any three (3) consecutive Business Days after Tenant’s notice thereof to Landlord or such condition shall occur on any five (5) Business Days during any thirty (30) day period after Tenant’s notice thereof to Landlord, Tenant shall have the right to abate the portion of Gross Rent which corresponds to the portion of the Leased Premises rendered untenantable.

3.02. Extra Services. Landlord shall provide to Tenant at Tenant’s sole cost and expense at standard Building charges in effect from time to time (which, in the case of services described in subparagraphs (a), (b) and (e) below shall be reimbursed by Tenant without profit to the Landlord, and which in all cases shall be reasonably consistent with amounts charged by Landlords of other first class office buildings in the City of Boston providing such extra services) and subject to the limitations hereinafter set forth, the following:

(a)	Heating, ventilation, air conditioning or extra service provided by Landlord to Tenant (i) during hours other than Business Hours, or (ii) on days other than Business Days, said heating, ventilation and air conditioning or extra service to be furnished solely upon the prior request of Tenant given with such advance notice as Landlord may reasonably require (but not exceeding one (1) Business Day);

(b)	Additional air conditioning and ventilating capacity or chilled and/or condenser water required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c)	Repair and maintenance which is the obligation of Tenant hereunder;

(d)	Additional cleaning and janitorial services if the quality, quantity or use of Tenant Extra Improvements are not consistent with Building Standard Improvements and require more service;

(e)	Additional electricity above the standards specified in Section 3.01(a)(v), in which case Tenant shall pay to Landlord, as Additional Rent, the costs of such additional electricity usage based either on a separate meter or meters measuring such electrical consumption or (if such space is not separately metered) on the reasonable determination from time to time by Landlord’s engineer (or, if Tenant so requests, at Tenant’s expense by an independent engineer reasonably acceptable to the parties) as to the level of electrical consumption in the Leased Premises. Tenant shall be responsible for the costs of installing such meters and all electrical equipment reasonably required for such additional electricity usage. All work necessary for such installation shall be done in accordance with the requirements of Section 4.06 (regarding Tenant Improvements).

(f)	Maintenance and replacement of initial lamps, bulbs, starters and ballasts;

(g)	Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided under Section 3.01(a), but only if Landlord elects to provide such additional or excess service.

The cost chargeable to Tenant for all extra services shall constitute Additional Rent. If the same extra service is provided to Tenant and other tenants (such as regularly scheduled, above-standard cleaning services), Tenant’s share shall equal the total cost thereof multiplied by the quotient of the Net Rentable Area of the Leased Premises over the total Net Rentable Areas of all areas to which such extra service is provided. Landlord may include the estimated monthly amount of any regularly provided extra service in the Estimated Operating Cost for the Leased Premises, subject to adjustment under Section 2.06 and 2.07. Unless otherwise provided herein, all payments of Additional Rent shall be due within thirty (30) days after billing.

3.03. Window Covering. Building standard window coverings have previously been installed in the Leased Premises. Tenant shall not place or maintain any window covering, blinds or drapes (other than those supplied by Landlord) on any exterior window of the Building without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant shall comply with Landlord’s Building-standard requirements for lighting all portions of the Leased Premises that are visible from the exterior. Tenant acknowledges that breach of this Section 3.03 will directly and adversely affect the exterior appearance of the Building. Landlord agrees to impose the requirements of this Section 3.03 on all other applicable tenants of the Building and to enforce such provisions in a uniform manner.

3.04. Graphics and Signage. Landlord has installed, at Landlord’s expense, the initial listing for Tenant in the Building directory in the ground floor lobby and the initial Building standard directional signage for Tenant in the elevator lobby on any multi-tenant floor on which the Leased Premises are located; any changes to such signage shall be at Tenant’s expense (which may include up to one (1) name per floor of the Leased Premises, plus such additional number of listing(s) for subtenant(s) as Landlord may from time to time reasonably determine are available on the ground floor lobby directory for such purposes, taking into consideration the existing and projected multi-tenant floors in the Building). Tenant shall install, at Tenant’s expense, identification of Tenant’s name and suite numerals at the main door (or its adjacent window panel) at the entrance to the Leased Premises, with the size, materials, colors, and graphics reasonably approved by Landlord. Any other signs, notices and graphics of every kind or character, located on such entrance door (or adjacent window panel) shall be subject to Landlord’s prior written approval, which Landlord shall not unreasonably withhold or delay. Except as set forth above, Tenant shall not be permitted to maintain any signage in the public corridors, the Common Areas, the Building Common Areas, or the General Common Areas, on the exterior of the Leased Premises, or in a location otherwise visible from the exterior of the Leased Premises.

3.05. Condition of Leased Premises. Except for Landlord’s ongoing repair obligations provided for elsewhere in this Lease, Landlord shall not be required to perform any work in the Leased Premises. Tenant is currently occupying the Leased Premises and Tenant accepts the Leased Premises in their “as-is” condition on the Assignment Date. Any improvements that Tenant may desire to make in the Leased Premises shall be made in accordance with and subject to the terms of this Lease including, without limitation, Section 4.06 hereof. Landlord shall not be required to perform any tenant improvement work or to provide any tenant improvement allowance with respect to the Extended Term or the Leased Premises.

3.06. Repair Obligation. Subject to the provisions of Article V, Landlord shall be obligated to maintain, repair and, as necessary, replace (or to cause to be maintained, repaired or replaced), consistent with maintaining the Building as a first class office building, only the following: (i) the structural portions of the Building, (ii) the exterior wall of the Building, including glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems, serving to the perimeter of the Leased Premises, (v) Common Areas, Building Common Areas and General Common Areas, and (vi) any damage caused to the Leased Premises by any act or omission of Landlord or Landlord Responsible Parties. If, within ten (10) Business Days after notice from Tenant, Landlord shall fail or refuse to either (a) commence diligently work of repair which Landlord is required to perform pursuant to clause (vi) of this Section 3.06, or (b) provide Tenant with an explanation of why such work of repair has not been commenced, then, so long as such work does not affect the items referred to in items (i) through (v) of this Section 3.04 and does not affect other tenants of the Project, Tenant shall have the right, but not the obligation, to perform such work and all reasonable costs incurred by Tenant in performing such work shall be repaid by Landlord within ten (10) days of Landlord’s receipt of an invoice therefor. If Tenant shall fail or refuse to commence diligently work of repair which Tenant is required to perform pursuant to Section 4.03 within ten (10) Business Days after notice from Landlord (except in cases of emergency, in which event no prior notice shall be required), or Tenant does not thereafter diligently pursue such work of repair to completion, then Landlord shall have the right, but not the obligation, to perform such work and all costs incurred by Landlord in performing any such work for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an amount equal to ten percent (10%) of such costs, to reimburse Landlord for its administration and managerial effort. Landlord agrees to use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason of any work performed pursuant to Landlord’s repair obligations contained in this Section 3.06.

3.07 Quiet Enjoyment. So long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease, Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof and other matters to which this Lease is or may become subject and subordinate, including without limitation (i) that certain Amended and Restated Sale and Construction Agreement by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc., dated April 15, 1986, recorded with the Suffolk Registry of Deeds in Book 12515, Page 78, the covenants therein relating to the land being incorporated by reference herein, as required pursuant to the terms of Section 1304 thereof, and (ii) that certain Construction, Operation and Reciprocal Easement Agreement (“REA”) by and between Landlord and New England Mutual Life Insurance Company, dated May 29, 1986, recorded with the Suffolk Registry of Deeds in Book 2524, Page 236 and as amended on April 13, 1989, each as hereafter amended from time to time. This covenant is in lieu of any other so-called covenant of quiet enjoyment, either express or implied. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder.

ARTICLE 4

TENANT’S COVENANTS

4.01. Tenant Improvements. All additions to or improvements of the Leased Premises shall become the property of Landlord upon termination of this Lease and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant’s rights and obligations of removal with respect thereto in the same manner as provided in Section 4.06, unless Tenant has notified Landlord and Landlord has agreed in writing prior to installation thereof to allow some or all of the Tenant Improvements to remain the property of Tenant.

4.02. Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs and Impositions, Tenant shall be responsible for and shall pay, prior to delinquency, any taxes imposed upon, levied with respect to or assessed against Tenant’s Personal Property, or the value of the Tenant Improvements, or any other tax, charge, levy or fee imposed in substitution therefor. To the extent that any such taxes are not separately assessed and billed to Tenant, but are reasonably allocable to Tenant and billed to Landlord, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

4.03. Repairs by Tenant. Except to the extent of Landlord’s responsibility hereunder for such maintenance and repairs, Tenant shall be obligated for maintenance and repair of the Leased Premises, to keep the same in good order, repair and condition, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings, windows, doors and fixtures (except for windows located on the exterior of the Building, the structural portions of the Building and the mechanical, electrical, plumbing and life safety systems located in the Building, unless the damage thereto is caused by the negligence of Tenant or any Tenant Responsible Party, in which event such maintenance or repair shall be performed by Landlord and Tenant shall pay to Landlord the costs of such maintenance or repair, and to repair all damage caused by Tenant or any Tenant Responsible Party to the Building, subject however to the provisions of Section 5.05 below. At the request of Tenant, Landlord shall perform the work of maintenance and repair constituting Tenant’s obligation pursuant to this Section 4.03 at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 3.02(c). Any work of repair performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors reasonably approved by Landlord and in accordance with the provisions of Section 4.06 below. Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation for performance of work of maintenance and repair required to be performed by reason of Landlord’s negligence or willful misconduct or those of any Landlord Responsible Party.

4.04. Waste. Tenant shall not commit waste or allow any waste or damage to occur in any portion of the Leased Premises.

4.05. Assignment or Sublease.

(a)	In the event Tenant assigns this Lease or sublets the Leased Premises or any part thereof to a Tenant Affiliate, then Tenant shall give Landlord notice of such assignment or sublease no later than the consummation of such assignment or sublease, unless it is not reasonably possible to give notice by such time, in which event Tenant shall give Landlord notice thereof as soon as reasonably practicable thereafter. Landlord’s approval shall not be required, but Tenant shall, at the time of such notice, provide Landlord with a copy of all executed documents effecting such assignment or sublease.

(b)	Subject to the provisions hereof, Tenant shall have the right to assign or sublet the Leased Premises, or any portion thereof to a person or entity other than a Tenant Affiliate. In the event Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof to a person or entity other than a Tenant Affiliate, then Tenant shall give Landlord notice of such intent.

(1)	If Tenant and/or any Tenant Affiliates are in occupancy of at least seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the date (“Space Determination Date”) that is (x) the Term Commencement Date (with respect to the period prior to the applicable date under clause (y)) or (y) the Extension Date (if the Swap Option under Article 10 is not exercised) or the Swap Date (if the Swap Option under Article 10 is exercised), any such assignment of this Lease or subletting of the Leased Premises shall be subject to Landlord’s right to consent or withhold consent thereto as hereinafter provided, and Tenant shall provide Landlord with (i) the name of the proposed assignee or sublessee, (ii) such information as to the financial responsibility and standing of the assignee or subtenant as Landlord shall reasonably require, (iii) such of the relevant terms and provisions upon which the proposed assignment or subletting is to be made as Landlord shall reasonably require, (iv) any additional information or documents reasonably requested by Landlord. Landlord shall have a period of ten (10) days following the receipt of any additional information (or twenty (20) days from the date of Tenant’s original notice, if Landlord does not request additional information) within which to notify Tenant whether or not Landlord consents to the proposed assignment or sublease. Landlord’s right to withhold consent to any such proposed assignment or sublease shall be limited to one or more of the following reasons: (x) the use of the Leased Premises by the proposed assignee or sublessee would not constitute a Permitted Use, (y) the character and business reputation of the proposed assignee or sublessee is inconsistent with the character of the Building as a first-class office building, or (z) the proposed assignee or sublessee is not of sound financial condition as determined by Landlord in the reasonable exercise of its business judgment. If Landlord should fail to notify Tenant whether or not Landlord consents to the proposed assignment or sublease within said period, Landlord shall be deemed to have consented thereto. In no event shall a failure by Landlord to approve or disapprove a proposed subtenant or assignee cause a termination of this Lease.

(2)	If Tenant and/or any Tenant Affiliates are in occupancy of less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Space Determination Date,

Tenant’s notice to Landlord of its intention to sublet or assign space shall be accompanied by (i) a summary of the proposed business terms (including, without limitation, financial terms) on which Tenant intends to assign this Lease or sublet said space, (ii) the location of the sublet space, if a proposed sublease, and (iii) any additional information or documents as Landlord may reasonably require. Landlord shall have a period of ten (10) days following the receipt of any additional information (or twenty (20) days from the date of the Tenant’s original notice, if Landlord does not request additional information) within which to notify Tenant of Landlord’s election either (i) to terminate that portion of the Leased Premises so affected by Tenant’s desire to sublet or the entire Leased Premises if Tenant’s desire is to assign this Lease, or (ii) permit Tenant to market said space. If Landlord should fail to notify Tenant of its election within said period, Landlord shall be deemed to have allowed Tenant to market said space. If Landlord cancels this Lease as to a portion of the Leased Premises as provided above, Landlord and Tenant shall enter into a modification of the Lease so as to equitably reflect the effects of such cancellation of the space. If Landlord cancels this Lease as to the entire Leased Premises as provided above, Landlord and Tenant shall execute such documents as are reasonably necessary to memorialize such cancellation. If Landlord shall allow Tenant to market said space, when Tenant has located such assignee or sublessee, the Tenant shall notify Landlord in accordance with the provisions of subparagraph (1) above and the other provisions thereof shall apply.

(3)	Notwithstanding anything in this Lease to the contrary, Tenant shall not assign this Lease, nor sublet the Leased Premises or any portion thereof, to any person or entity who is then a tenant or subtenant in the Project or who has executed a lease or sublease to occupy space in the Project, unless at the time Tenant requests Landlord’s consent to assign this Lease or sublet space (i) ninety-five percent (95%) or more of the total rentable area of the Project is subject to leases which have not been terminated by either Landlord or the tenants thereunder, the terms of which extend at least three (3) months beyond the commencement date of the proposed assignment or sublease, or (ii) Landlord reasonably determines that it will be unable to accommodate the proposed assignee’s or sublessee’s need for space anywhere within the Project within three (3) months after the commencement date of the proposed assignment or sublease.

(4)	Any other assignment or sublease without the consent of Landlord (which may be withheld in Landlord’s sole and absolute discretion) shall be prohibited.

(c)	Any rent or other consideration realized by Tenant in connection with any sublease or assignment (except pursuant to Section 4.05(a)) in excess of the Rent payable hereunder, after amortization (over the term of such sublease or assignment) of all reasonable costs incurred by Tenant in connection with such subletting or assignment (including, without limitation, brokerage commissions, legal fees, tenant inducements, and reasonable financing charges (the reasonableness of which is to be determined with reference to the rates then being offered by institutional lenders for such financing)), shall be divided and paid as follows: (i) so long as after such assignment or subletting Tenant and/or any Tenant Affiliate shall occupy not less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Space Determination Date, fifty percent (50%) of the excess shall be paid to Tenant and fifty percent (50%) to Landlord; and (ii) in all other cases, twenty-five percent (25%) of the excess shall be paid to Tenant and seventy-five percent (75%) to Landlord.

(d)	In any subletting undertaken by Tenant, other than subletting to Tenant Affiliates or where Landlord agrees to the contrary, Tenant shall seek to obtain rent at the market rate for the space so sublet. In any assignment of this Lease, other than an assignment to a Tenant Affiliate or where Landlord agrees to the contrary, Tenant shall seek to obtain from the assignee consideration reflecting rent at the market rent for the space subject to such assignment. Tenant shall not be obligated to obtain rent at the market rate for the space so sublet or assigned.

(e)

In the case of each assignment or sublease: (i) Tenant and the assignee or subtenant, as the case may be, shall execute an assignment or sublease which shall include terms that do not materially differ from those previously disclosed to Landlord; (ii) promptly, but in any event within five (5) Business Days after the execution thereof, an executed copy of the assignment or sublease shall be delivered to Landlord; (iii) the terms and provisions of any sublease whereby the sublessee occupies less than seventy-five percent (75%) of the Net Rentable Area included in the Leased Premises on the Space Determination Date shall specifically prohibit the assignment of the interest of the sublessee, or the sub-subletting of all or any portion of the Leased Premises covered by the sublease without the prior written consent of the Landlord, which consent shall not be unreasonably withheld; (iv) no assignment or sublease shall affect the continuing primary liability of Tenant (which, following assignment or sublease, shall be joint and several with the assignee or subtenant, as the case may be; however, Landlord shall have no obligation to name any such assignee or sublessee, in connection with enforcing any of Landlord’s rights against Tenant hereunder); (v) no consent by Landlord to any of the for in the specific instance shall operate as a waiver in any subsequent instance; (vi) no assignment or sublease shall permit the assignee, sublessee or any other person or entity having an interest in the possession, use, occupancy or utilization of the Leased Premises, to receive or to pay rental or payment on account of the use, occupancy or utilization of the Leased Premises based in whole or in part on the net income or profits derived by any person or entity from any property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales); and (vii) no assignment shall be binding upon Landlord, unless Tenant shall deliver to Landlord an instrument in form and in substance reasonably satisfactory to Landlord and in recordable form which contains a covenant of assumption by the assignee with respect to the period following the effective date of the assignment running to Landlord and all persons claiming by, through and under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its primary liability as Tenant hereunder. If Tenant enters into any sublease or assignment, Landlord may from time to time require that such subtenant or assignee agree directly with Landlord to be liable, jointly and severally with Tenant, to the extent of the obligation undertaken by or attributable to such subtenant or assignee, for the performance of Tenant’s agreements under this Lease (including payment of rent and other charges under the sublease or assignment), and every sublease or assignment shall so provide. In the event of a default by Tenant under the Lease, Landlord may collect rent and other charges from the subtenant or assignee and apply the net amount collected to the rent and other charges due under the Lease, but no such collection shall be deemed a waiver of the provisions of Section 4.05, or the acceptance of the subtenant or assignee, as a tenant, or a release of Tenant from its direct and primary liability for the performance of all of Tenant’s obligations under the Lease.

(f)	No assignment or sublease by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

(g)	If Tenant has obtained Landlord’s consent to assign this Lease or sublet all or any portion of the Leased Premises, and Tenant has failed to execute an assignment or sublease within six (6) months following the date of Landlord’s consent (which is referred to in Section 4.05(b) above), Tenant shall again be obligated to notify Landlord of any intent to assign this Lease or sublet all or any portion of the Leased Premises, and Landlord shall again have the right to approve any proposed assignment or sublease under Section 4.05(b)(1) and (2) above and, if applicable, to terminate this Lease as to all or a portion of the Leased Premises in accordance with Section 4.05(b)(2) above.

4.06. Alterations and Surrender. Tenant shall not make or allow to be made any Tenant Alterations in or to the Leased Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed with respect to proposed alterations and additions which (i) comply with all applicable laws, ordinances, rules and regulations, (ii)

are compatible with the Building and its mechanical, electrical, HVAC and life safety systems, and do not excessively burden the capacity of such systems; (iii) do not materially interfere with the use and occupancy of any other portion of the Building; and (iv) do not affect the structural integrity of the Building. Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with its consent hereunder. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Notwithstanding the foregoing, nonstructural Tenant Alterations which do not impact the Building’s, mechanical, electrical, HVAC and life safety systems and which otherwise satisfy the criteria set forth in (i) through (iv) above, and the other provisions hereof, shall not require Landlord’s consent if the cost thereof does not exceed two hundred thousand dollars ($200,000) in the aggregate, provided, however, that Tenant shall nonetheless provide written notice of the proposed alteration together with plans and specifications therefor (or such other information in lieu of plans and specifications as Landlord may reasonably require) at least ten (10) Business Days before undertaking any such work. Notwithstanding that the same may constitute Building Common Areas, if Landlord hereafter generally allows tenants in the Building to use fire stairwells for routine access between different floors of their premises, Tenant may paint or decorate that portion of the Building’s fire stairwells located between floors constituting the Leased Premises, subject to the prior written consent of Landlord (which shall not be unreasonably withheld). Landlord agrees to take reasonable steps to cooperate with Tenant with respect to the implementation of any security system installed by Tenant for the Leased Premises, subject to the provisions of this Section 4.06.

All Tenant Alterations permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord, and the work necessary therefor shall be handled in such a manner as to maintain harmonious labor relations and not interfere with or delay the work of any contractor employed by Landlord; provided, however, that Tenant and Landlord shall each use reasonable efforts to avoid any interference between their respective contractors. Tenant’s contractors, subcontractors and labor shall be subject to reasonable rules and regulations of the site. If any contractors, subcontractors or labor employed by or on behalf of Tenant in connection with such Tenant Alterations cause any dispute, strike or unrest with or amongst other contractors, subcontractors or labor who may then or thereafter be engaged to work at the Project, Tenant shall, within two (2) Business Days after written notice to do so by Landlord, either eliminate the problem or remove the person(s) causing the problem, and after said-two (2) Business Day period, Landlord shall have the right to deny access to the Project to such person(s). Tenant shall reimburse Landlord upon demand for any and all costs or expenses incurred by Landlord as a result of such dispute. Tenant shall take such steps as may be necessary to avoid the filing, perfection or enforcement of any lien for labor or materials .against the Land or the Building by reason of work performed by or on behalf of Tenant, and shall cause any such lien to be discharged of record by payment, deposit, order of court of competent jurisdiction, bonding or other manner reasonably acceptable to Landlord as soon as is reasonably possible, but in no event more than ten (10) Business Days after the first to occur of (i)-the date on which Tenant receives actual notice of the filing thereof, or (ii) the date on which Landlord gives notice to Tenant of the filing thereof (except where such lien is filed as a result of the failure of Tenant to pay any contractor, subcontractor, or labor any amount owing to such contractor, subcontractor or labor when due, or other fault of Tenant, in which case Tenant shall cause such lien to be discharged as soon as is reasonably possible). Landlord agrees to make reasonable efforts to cooperate with Tenant as reasonably necessary to discharge such lien.

Such Tenant Alterations when made to the Leased Premises shall become the property of Landlord upon the termination of this Lease and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that this clause shall not apply to Tenant’s Personal Property and shall not apply to any Tenant Alterations specified by Tenant in a notice given to Landlord and approved by Landlord in writing prior to effecting the same, or which as a condition of approval Landlord specifies that Tenant remove, and all of Tenant’s Personal Property together with any Tenant Alterations so specified by Landlord or Tenant shall be removed by Tenant, at Tenant’s expense, prior to the expiration of the Term. At the expiration or termination of this Lease, Tenant shall peaceably yield up the Leased Premises clean and neat, subject to and in accordance with the requirements of Section 4.03 and 4.04 (and the obligations of Tenant provided for in this sentence, and the balance of this paragraph shall survive any expiration or termination of this Lease). Title to all Tenant Alterations not removed by Tenant pursuant to the immediately preceding sentence on or prior to the termination of the Term, shall automatically be conveyed and transferred by Tenant to Landlord upon such expiration or termination, and shall be deemed abandoned by Tenant and shall thereupon become the property of Landlord. Tenant shall execute such documentation confirming and ratifying such conveyance and transfer as Landlord shall reasonably require. Tenant shall repair at its sole cost and expense, in a manner reasonably acceptable to Landlord, all damage caused to the Leased Premises or the Building by removal of Tenant’s Personal Property and such Tenant Alterations as Tenant shall remove or be required to remove as a condition of approval from the Leased Premises.

Tenant has advised Landlord that Tenant may wish to create access points between areas of the leased premises under the 222 Berkeley Lease into the immediately adjacent areas of the Leased Premises on the same floor under the 500 Boylston Lease, by creating certain openings through the demising wall that separates the 222 Berkeley Building and the 500 Boylston Building. Subject to the provisions of the Lease (including, without limitation, Section 4.06), Landlord shall not unreasonably withhold its consent to such alterations by Tenant, provided that such alterations shall comply with all applicable laws, building codes, regulations, and other governmental requirements, insurance requirements, and Landlord’s construction requirements applicable to such work (including, without limitation, regarding any structural work). At the expiration or earlier termination of the Lease (or such earlier time, if any, as any such connected adjacent areas shall cease to be part of the leased premises under the 222 Berkeley Lease or part of the Leased Premises under the 500 Boylston Lease), Tenant shall fill in any such openings in the demising wall and restore the demising wall and affected areas to the condition existing immediately prior to such alterations.

4.07. Compliance with Laws and Insurance Standards. Tenant shall not permit any portion of the Leased Premises to be occupied or used for any business or purpose which is inconsistent with the operation of the Building as a first class office building in Boston, creates a fire hazard, or would in any way increase the rate of insurance coverage on the Building and/or its contents. If Tenant does or permits anything to be done which shall directly increase the cost of any insurance policy carried hereunder, Landlord shall deliver to Tenant a written statement setting forth the amount of and reason for any such insurance cost increase and showing in reasonable detail the manner in which it has been computed, and Tenant shall, within ten (10) days after receiving such statement, reimburse Landlord for any such additional premiums. Landlord agrees that if any other tenant of the Building does or permits anything to be done which directly increases the cost of any insurance policy carried by Landlord hereunder, Tenant shall not be required to pay for any portion of such increase and such increase shall not be included in Operating Costs. Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the occupancy, maintenance and repair (unless within Landlord’s obligation under Section 3.01(a).(iii)) of the Leased Premises by Tenant, and, in pursuance thereof, Tenant shall keep the Leased Premises equipped with all safety appliances required by any law or ordinance or other regulation of any public authority because of the manner of use made by Tenant of the Leased Premises (as distinguished from those required because of the use of the Leased Premises for the Permitted Use), and shall procure all licenses and permits required by any law or ordinance or other regulation of any public authority because of such manner of use, and, if required by Landlord, do any work required by any law or ordinance or other regulation of any public authority because of such manner of use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use. Nothing done by Tenant in the manner of its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Building, other than in the Leased Premises provided that any such upgrading is done at Tenant’s sole expense and otherwise in accordance with the provisions hereof, including Section 4.06. Tenant shall not allow to be brought into the Leased Premises or the Building any biologically or chemically active or other hazardous substances or materials, except for ordinary office supplies used in the ordinary course of Tenant’s business in compliance with applicable law. If a lender or governmental agency shall require monitoring or testing to ascertain whether there has been a release of such materials or substances, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord if such requirement applies to the Leased Premises or included in Operating Cost if the requirement applies to the Building generally.

4.08. Entry for Repairs and Leasing. After reasonable notice (but not more than two (2) Business Days notice (excluding the day such notice is given), except in emergencies, when no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to exercise such rights as may be permitted hereunder, to make repairs to the Building or alterations required for the Building or other tenant spaces therein, to deal with emergencies, or to exhibit the Leased Premises to prospective tenants (during the last two (2) years of the Term), purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

4.09. No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or unreasonably interfere with or disturb any other tenant or Landlord in its operation of the Building.

4.10. Subordination. This Lease and the rights of Tenant hereunder shall be subject and subordinate to any Mortgage, and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith, so long as in connection therewith the holder of any such Mortgage and Tenant shall have executed an agreement in commercially reasonable form and substance (with due weight being given to the amount of space then being leased by Tenant) which provides, inter alia, (i) that so long as this Lease is in full force and effect and there exists no Event of Default hereunder, Tenant’s rights under this Lease shall not be disturbed by reason of such subordination or by reason of foreclosure of such Mortgage, or exercise of the statutory power of sale, or receipt of a deed in lieu of foreclosure, and (ii) that Tenant shall attorn to the holder or the purchaser at any such sale or foreclosure or the grantee of any such deed. Until the holder of such Mortgage shall enter into actual possession of the Leased Premises, such holder shall not be liable to perform any of the obligations of Landlord hereunder. In the event of attornment by Tenant pursuant to the provisions of this Section 4.10, this Lease shall continue in full force and effect as a direct lease between such mortgagee, purchaser or grantee, as a successor landlord, and Tenant, upon all the terms, conditions and covenants set forth herein (including, without limitation, the obligation of Landlord to provide Basic Services pursuant to Section 3.01(a)), except that such mortgagee, purchaser or grantee (unless formerly the Landlord under this Lease) shall not be (a) bound by any payment of Rent for more than one month in advance; (b) bound by any amendment or modification of this Lease made without the consent of the holder of the Mortgage; (c) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (d) obligated to perform any tenant improvements to be done by Landlord in the Leased Premises, or (e) subject to any counterclaim or set-off which theretofore accrued to Tenant against Landlord. Without the consent of Tenant, the holder of any such Mortgage shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder may direct which are consistent with the provisions hereof.

4.11. Estoppel Certificate. At Landlord’s request, Tenant shall execute, acknowledge and deliver (within ten (10) Business Days after Tenant receives any such request) estoppel certificates on a form specified by Landlord, addressed to (i) any mortgagee or prospective mortgagee of Landlord or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in the Building, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in, no event shall any such estoppel certificate require an amendment of the provisions hereof or otherwise affect or abridge Tenant’s rights hereunder. At Tenant’s request, Landlord shall execute, acknowledge and deliver (within ten (10) Business Days after Landlord receives any such request) an estoppel certificate certifying (a) that this Lease is in full force and effect, or is in full force and effect as modified and stating any modifications, (b) whether or not, to the best of Landlord’s knowledge, Tenant is in default hereunder, and (c) such other matters as Tenant may reasonably request. All requests for estoppel certificates pursuant to this Section 4.11, whether by Landlord or Tenant, shall specifically reference this Section 4.11 and the ten (10) Business Day period set forth herein.

4.12. Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Building for recovery of any judgment from Landlord. Notwithstanding the foregoing, in the event Landlord intends (whether or not voluntarily) to transfer its interest in the Building, Landlord shall notify Tenant of such intended transfer (“Landlord’s Transfer Notice”), exercising reasonable efforts to do so on the date which is thirty (30) days prior to the date of closing, but in any event no later than the date of closing. With respect to any claim which Tenant knows it may then have against Landlord which is set forth in a notice given to Landlord within thirty (30) days of Landlord’s Transfer Notice (the “Initial Claim Period”), or, with respect to claims Tenant becomes aware of after the date Landlord’s Transfer Notice is given and which are set forth in a notice given to Landlord during the period from the date upon which Landlord’s Transfer Notice is given to the date of closing (the “Extra Claim Period”), Landlord’s liability for any such claim shall not be limited to Landlord’s interest in the Building, but may also be satisfied out of the proceeds of such transfer, net of all reasonable costs incurred in connection with such transfer (but not out of any other assets of Landlord). In the event Tenant fails to give such notice to Landlord within said Initial Claim Period or Extra Claim Period, as the case may be, Tenant shall be deemed to have waived the rights granted with respect to such claims under this Section 4.12. In the event of any transfer by Landlord of its interest in the Building to an affiliate with the intent to hinder, delay or defraud Tenant with respect to such claim, then notwithstanding such transfer and the provisions of Section 8.03 to the contrary, Tenant shall be entitled to look to the Building for recovery of such claim irrespective of the fact that Landlord shall have no further interest therein. Landlord, its agents, its employees, and (if Landlord is a partnership or joint venture) its partners, whether general or limited, or (if Landlord is a corporation), its directors, officers, and shareholders, or (if Landlord is a limited liability company), its members, manager, and officers, or (if Landlord is a trust) its trustees and beneficiaries or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and levy of execution thereon shall be subject and subordinate to any Mortgage. Landlord shall not be deemed to be in default of any obligation hereunder unless Tenant has given Landlord written notice of the alleged default specifying the applicable provision of this Lease and the same remains uncured after thirty days (or, except in cases of imminent risk to person or property, such longer period as may be reasonably necessary to cure the same). In no event shall Landlord be liable for consequential or indirect damages. In addition to the other remedies provided in this Lease, Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Landlord or to a decree compelling specific performance of any such covenants, conditions or provisions. No termination remedy that is not expressly set forth in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

4.13. Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit C and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to and consultation with Tenant. Nothing contained in the Rules and Regulations shall preempt the rights expressly granted to Tenant under this Lease. All rules and regulations shall be enforced Building-wide in a nondiscriminatory manner.

4.14. Personal Property at Tenant’s Risk. All of Tenant’s Personal Property shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, by the leakage or bursting of water pipes, steam pipes or other pipes, or by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except Landlord shall in no event be held harmless or exonerated for any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party.

4.15. Payment of Landlord’s Expenses. Tenant shall pay, as Additional Rent, all reasonable costs, including without limitation counsel and other fees incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder (to the extent such costs are not ordinary and usual costs associated with the ownership or management of the Building which are included as part of the Operating Cost), and/or the successful enforcement by Landlord of any obligation of Tenant under this Lease. Landlord agrees that any such costs incurred by Landlord in connection with other tenants of the Building shall be paid by such party and not by Tenant (except to the extent such costs are ordinary and usual costs associated with the ownership or management of the Building which are included as part of the Operating Cost).

4.16. Tenant’s Financial Condition. Within ten (10) business days after request from Landlord from time to time in connection with a sale or refinancing of the Property or any interest therein, Tenant shall deliver to Landlord Tenant’s audited financial statements for the most recent fiscal year for which such statements are available and, for the most recent four quarters not covered by such statements, quarterly financial statements certified by Tenant’s chief financial officer. Such financial statements may be delivered to Landlord’s mortgages and lenders and prospective mortgagees, lenders and purchasers. All financial statements shall be confidential (and, if requested by Tenant, shall be delivered pursuant to a confidentiality agreement reasonably acceptable to the parties) and shall be used only for the purposes set forth in this Lease.

4.17. Energy Conservation. Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, prescribe for the proper functioning and protection of the heating, air-conditioning, lighting, and electrical systems and in order to maximize the effect thereof and to conserve heat, air-conditioning, and electricity. Notwithstanding anything to the contrary in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord’s reasonable judgment necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards.

ARTICLE 5

CASUALTY AND EMINENT DOMAIN

5.01. Casualty Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Building and the Project Common Areas against loss or damage by fire or other insurable hazards and contingencies as are covered in the usual standard extended coverage endorsement or all-risks endorsement, for one hundred percent (100%) of the replacement cost of the Building and for ninety percent

(90%) of the replacement cost of the Project Common Areas (excluding, however, the foundation and footings of the Building and a reasonable deductible); provided, that Landlord shall not be obligated to insure any of Tenant’s Personal Property, or any Tenant Improvements in excess of the Building Standard Improvements. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations results in extra-hazardous exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium as Additional Rent. Landlord agrees that any such costs incurred by Landlord in connection with other tenants of the Building shall not be included as an Operating Cost, and shall not be charged to Tenant. Upon the request of Tenant, Landlord shall provide Tenant with a certificate of such insurance. Any such insurance may be maintained by Landlord under a blanket policy or policies; provided, however, that the minimum amount of the total insurance afforded by such blanket policy which shall be allocated to the Building and the Project Common Areas and any sublimits of such policy allocable to the Building and the Project Common Areas, shall be in amounts which shall not be less than the amounts of insurance required hereunder and the protection afforded Landlord under such policy shall be not less than that which would have been afforded under a separate policy relating only to the Building and the Project Common Areas and the certificate evidencing such insurance shall contain provisions confirming the foregoing.

5.02. Liability Insurance. Landlord (with respect to the Building) and Tenant (with respect to the Leased Premises and the Building) shall maintain or cause to be maintained a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid in advance issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Three Million Dollars ($3,000,000.00) for personal injury or death in any one occurrence and of not less than Five Hundred Thousand Dollars ($500,000.00) for property damage in any one occurrence. Such insurance shall be written on an occurrence basis and the coverages required to be carried thereunder shall be extended to include blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. The insurance carried by Tenant pursuant to this Section 5.02 shall specifically recognize the liability assumed by Tenant under this Lease and shall provide that where insurance coverage is provided under more than one policy, Tenant’s insurance is primary, and any other insurance available to Landlord or any other named insured is excess. Upon request of either party, the other party shall provide reasonable evidence that the insurance required to be maintained hereunder is in full force and effect (it being understood and agreed that the foregoing obligation to provide evidence of insurance is in addition to any obligation to provide certificates pursuant to Section 5.01 or Section 5.03).

5.03. Tenant’s Insurance.

(a)

Tenant shall carry the comprehensive general liability insurance required by Section 5.02 hereof and shall also carry fire and extended coverage insurance on Tenant’s Personal Property in the Leased Premises in the amount of their full replacement cost (subject only to a reasonable deductible and co-insurance factor). In addition, Tenant shall maintain workers’ compensation insurance and all such other insurance relating to Tenant’s use and occupancy of the Leased Premises and the Building as may be required by applicable law. All such policies required to be carried by Tenant hereunder and all evidence of insurance provided to Landlord shall be issued by responsible, financially sound companies qualified to do business and in good standing in the Commonwealth of Massachusetts and shall contain an endorsement showing that Landlord, its managing agent, and each holder of a Mortgage (disclosed in writing to Tenant) is included as an additional insured (except as to workers compensation insurance), as its interests may appear and an endorsement whereby the insurer agrees not to cancel or alter the policy without at least thirty (30) days prior written notice to Landlord, to the holder of such Mortgage and all other named insureds. Tenant shall, on or prior to occupying any portion of the Leased Premises, deposit with Landlord certificates of such insurance, and thereafter, on or prior to fifteen (15) days before the expiration date of any coverage thereunder, shall deposit with Landlord certificates evidencing the renewal of such policies. Any such insurance may be maintained by Tenant under a blanket policy or policies; provided, however, that the minimum amount of the total insurance afforded by such blanket policy which shall be allocable to the Leased Premises and any sublimits of such policy allocable to the Leased Premises, shall be in amounts which shall not be less than the amounts of the insurance required hereunder, and the protection afforded to Landlord and each holder of a Mortgage under such policy shall be not less than that which would have been afforded under a separate policy or policies relating only to the Leased Premises, and the certificate evidencing such insurance shall contain provisions confirming the foregoing.

(b)	In the event that Tenant fails to timely furnish Landlord evidence of the insurance required to be provided by Tenant pursuant to Subsection (a) above, and such failure shall continue for five (5) Business Days after notice thereof from Landlord, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be chargeable to Tenant as Additional Rent, and payable by Tenant upon receipt of written invoice therefor.

5.04. Indemnity and Exoneration. Except to the extent such indemnity or exoneration is prohibited by law or as otherwise expressly provided in this Lease,

(a)	Landlord shall not be liable to Tenant for injury to any person or any loss or damage to any property or any inconvenience caused by (i) theft, burglary or acts of unauthorized persons in or about the Building, or (ii) any act of Force Majeure, any repair or alteration of any part of the Building, or any failure to make any such repair, except in each case to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party;

(b)	Tenant shall indemnify Landlord and hold Landlord harmless of and from any and all loss, cost, damage, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring upon, or resulting from the use or occupancy of, the Leased Premises or the Building by Tenant, or resulting from activities of Tenant in or about the Leased Premises or the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims, except in each case to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party;

(c)	Tenant shall hold and save Landlord harmless and indemnify Landlord of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to claims for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claim; and

(d)	Landlord shall indemnify Tenant and hold Tenant harmless of and from any loss, cost, damage, injury or expense incurred by Tenant in connection with injury to or death of persons or damage to property occurring upon the Leased Premises or the Building to the extent the same is caused by the negligence or willful misconduct of Landlord or any Landlord Responsible Party, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claim; provided that Landlord shall not be responsible for any noncompliance of Tenant Alterations.

5.05. Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, to the extent any claim is covered by casualty insurance, or should be covered by any required casualty insurance, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), officers, directors, shareholders, members, trustees, beneficiaries, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, to the Building or to any personal property of such party therein, by reason of fire, the elements, or any other cause which are required to be insured against under the terms of such insurance policies, or any other peril which is in fact insured, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise insurers of the foregoing and such waiver shall be a part of each applicable policy maintained by Landlord and/or Tenant which applies to the Leased Premises, any part of the Building or Tenant’s use and occupancy of any part thereof; provided that this waiver shall be null and void if the affected insurer refuses to consent to such waiver, and provided further that all costs (if any) associated with obtaining insurer consent shall be borne by the party benefited by such waiver, unless such party elects to waive the benefit of such provision.

5.06. Condemnation and Loss or Damage.

(a)	If all or any portion of the Leased Premises or the Building shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by either Landlord or Tenant, this Lease shall, at the option of either party (provided such option shall be exercised by the giving of notice by the exercising party to the other party within sixty (60) days from the date the exercising party has been notified of such taking or condemnation) forthwith cease and terminate as of the date of the taking. If this Lease is not terminated in accordance with the provisions of this subparagraph (a), the Rent due shall be abated in proportion to the portion of the Leased Premises so taken, and Landlord shall be obligated to repair and restore the Leased Premises and/or the Building and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceeds the amount of condemnation proceeds Landlord realizes or any insurance proceeds which, as a result of such taking, Landlord realizes or would have realized had Landlord procured the insurance required by Section 5.01, and provided further Landlord shall have no obligation to repair and restore any Tenant Alterations to the extent the same were paid for by Tenant. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord its interest in said proceeds, subject to the rights of any holder of any Mortgage; provided, however, Tenant shall be entitled to any proceeds attributable to Tenant Alterations to the extent the same were paid for by Tenant, and provided further Landlord shall cooperate with Tenant if Tenant seeks to recover, at its cost and expense, compensation for its moving expenses and personal property. In no event shall any such recovery by Tenant have the effect of diminishing or delaying the award payable to Landlord on account of any taking or condemnation.

(b)	In the event of a temporary taking of all or any portion of the Leased Premises, the Rent due shall be abated in proportion to the portion of the Leased Premises so taken. In such event, Landlord shall be obligated to .restore the Building and the Leased Premises as may reasonably be required as a result of such taking and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceeds the amount of condemnation proceeds Landlord realizes or any insurance proceeds which Landlord realizes or would have realized had Landlord procured the insurance required by Section 5.01, and provided further Landlord shall have no obligation to repair and restore any Tenant Alterations to the extent the same were paid for by Tenant.

5.07. Damage Due to Fire and Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. In the event of any fire or other casualty in the Building, the following provisions shall apply:

(a)	Unless either Landlord or Tenant is entitled to terminate this Lease pursuant to subparagraphs (b), (c) or (d) below, and this Lease is so terminated, Landlord shall be obligated to repair and restore the Leased Premises and/or the Building and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to incur costs to repair and restore the Leased Premises and/or the Building which exceed the amount of insurance proceeds which Landlord realizes (or would have realized had Landlord procured the insurance required by Section 5.01) for such purpose plus an amount equal to (a) any deductible for such insurance and (b) with respect to the Project Common Areas only, if one hundred percent (100%) replacement cost coverage was not obtained with respect thereto, the difference between the proceeds of the replacement cost insurance actually obtained and the proceeds which would have been obtained from one hundred percent (100%) replacement cost coverage.

(b)	If, at the time a fire or other casualty occurs, there remains less than twenty-four (24) months in the Term, and if Landlord reasonably estimates that upon completion of the repairs and restoration with substantially all damage repaired, less than six (6) months will remain in the Term, Landlord shall, within forty-five (45) days after the occurrence of the fire or other casualty, give Tenant notice either (i) setting forth the reasons for Landlord’s determination and eliminating from the Leased Premises, those full floors, if any, which incurred substantial damage, or (ii) offering Tenant the option of either (x) electing to eliminate from the Leased Premises those full floors which incurred substantial damage, or (y) terminating this entire Lease by notice to Landlord given during the thirty (30) day period following the date Landlord’s notice is given.

(c)	Subject to the provisions of paragraph (b) above, if the damage caused by such fire or other casualty renders untenantable either (i) fifty percent (50%) or more of the Net Rentable Area of the Leased Premises, or (ii) twenty-eight percent (28%) or more of the Net Rentable Area of the Office Section (including some portion of the Office Section outside of the Leased Premises) then, if:

(x)	such untenantable space cannot, in Landlord’s reasonable judgment, be made tenantable with substantially all damage repaired within twelve (12) months of the occurrence of the fire or other casualty, but can be so repaired or restored within eighteen (18) months thereof, then

(I)

if at least twelve (12) months will remain in the Term after completion of such repair, Landlord shall give Tenant notice within forty-five (45) days after the date of such fire or other casualty, following which Tenant shall, within thirty (30) days of the date Landlord’s notice is given, give

Landlord notice either (i) terminating this Lease, or (ii) electing not to terminate this Lease; and

(II)	if less than twelve (12) months will remain in the Term after completion of such repair, Landlord shall, within forty-five (45) days ,after the date of such fire or other casualty, give Tenant notice (A) setting forth the reasons for Landlord’s determination and, if all other leases in the Building are to be terminated as a result thereof, terminating this Lease, (B) setting forth the reasons for Landlord’s determination and, if all other leases in the Building are not going to be terminated as a result thereof, eliminating from the Leased Premises those full floors, if any, which incurred substantial damage, or (C) offering Tenant the option of (m) electing to eliminate from the Leased Premises those full floors which incurred substantial damage, or (n) terminating this entire Lease by notice to Landlord given during the thirty (30) day period following the date Landlord’s notice is given;

(y)	such untenantable space cannot, in Landlord’s reasonable judgment, be made tenantable with substantially all damage repaired within eighteen (18) months of the occurrence of the fire or other casualty, but at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises is or can be made tenantable with substantially all damage repaired within such eighteen (18) month period, and at least twelve (12) months will remain in the Term after completion of such repair, then Landlord shall notify Tenant within forty-five (45) days after the date of such fire or other casualty, following which Tenant shall, within thirty (30) days of the date Landlord’s notice is given, give Landlord notice (i) electing to eliminate from the Leased Premises those full floors which cannot be made tenantable within such eighteen (18) month period, (ii) terminating this entire Lease, or (iii) electing not to terminate this Lease; and

(z)

notwithstanding the foregoing, (I) if at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises cannot be made tenantable with substantially all damage repaired within eighteen (18) months following the fire or other casualty, or (II) even if at least seventy-five percent (75%) of the Net Rentable Area of the Leased Premises can be made tenantable with substantially all damage repaired within such eighteen (18) month period but less than twelve (12) months will remain in the Term after the completion of such repair, then Landlord shall notify Tenant within forty-five (45) days after the date of the fire or other casualty, and either Landlord or Tenant may terminate this Lease within thirty (30) days of the date Landlord’s notice is given.

(d)	If Landlord is obligated to restore the Leased Premises or the Building in accordance with subparagraph (a) above, and Landlord has not commenced restoration within six (6) months from the date of damage or destruction, Tenant may terminate this Lease, such termination right to be exercised by notice to Landlord within thirty (30) days after such right accrues.

(e)	During any period when Tenant’s use of the Leased Premises is materially affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord and no portion of the Rent so abated shall be subject to subsequent recapture, except from the proceeds of insurance policies maintained by Landlord covering such lost Rent, if any.

(f)	The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord, subject to the rights of the holder of any Mortgage, and Tenant hereby assigns to Landlord any interest in said proceeds.

ARTICLE 6

DEFAULT

6.01. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” on the part of Tenant:

(a)	Nonpayment of Gross Rent. Failure to pay any regularly scheduled payment of Gross Rent due and payable hereunder, upon the date when payment is due, such failure continuing for a period of five (5) Business Days after notice of such failure; provided, however, that Landlord shall not be required to provide such notice more than twice during any consecutive twenty-four (24) month period within the Term and the third and any subsequent such non-payment occurring within the same twenty-four (24) month period shall constitute an Event of Default without requirement of notice;

(b)	Nonpayment of Other Amounts. Failure to make any other payment due and payable hereunder, upon the date when payment is due, such failure continuing for a period of ten (10) Business Days after written notice of such failure;

(c)	Other Obligations. Failure to perform any other obligation, agreement or covenant under this Lease, other than those matters specified in Section 6.01(a) or (b), such failure continuing for fifteen (15) Business Days after notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall within such fifteen (15) Business-Day period have commenced such remedy and thereafter Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(d)	Abandonment. Abandonment of more than 40,000 square feet of Net Rentable Area of the Leased Premises during the Term, unless, within ten (10) days after such abandonment, Tenant shall have indicated an intention to itself to reoccupy the entire Leased Premises within one hundred and twenty (120) days (or if such reoccupancy shall include occupancy by subtenants or assignees in accordance with Section 4.05 hereof, within one hundred and eighty (180) days), or the failure of Tenant to so reoccupy the entire Leased Premises within said one hundred and twenty (120) day period (or, in the case of occupancy by subtenants or assignees, within said one hundred and eighty (180) day period). Tenant shall be deemed to have abandoned the Leased Premises if the Leased Premises remain substantially vacant or unoccupied to an extent that might reasonably jeopardize the validity of insurance coverage thereon;

(e)	General Assignment. A general assignment by Tenant for the benefit of creditors;

(f)	Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged or unstayed for a period of one hundred and eighty (180) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may reasonably be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(g)	Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ninety (90) days after creation thereof;

(h)	Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ninety (90) days after the levy thereof;

(i)	Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within one hundred and eighty (180) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation; dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

For so long as (1) the landlord under the 222 Berkeley Lease and the Landlord under the 500 Boylston Lease are the same entity or Affiliates (as defined below) and (2) the tenant under the 222 Berkeley Lease and the Tenant under the 500 Boylston Lease are the same entity or Affiliates (as defined below), any event of default by the tenant under the 222 Berkeley Lease (continuing beyond any applicable notice and cure period) shall constitute an Event of Default by Tenant under the 500 Boylston Lease without further notice or cure period, and any Event of Default by Tenant under the 500 Boylston Lease (continuing beyond any applicable notice and cure period) shall constitute an event of default by the tenant under the 222 Berkeley Lease without further notice or cure period. “Affiliates”, as used herein, shall mean any entity that controls, is controlled by, or is under common control with the subject entity, and “control” (and like terms) shall mean fifty percent (50%) or more of the direct or indirect beneficial ownership or voting interests in the entities. As of the date hereof, the Landlord under the 222 Berkeley Lease and the landlord under the 500 Boylston Lease are Affiliates, and Tenant is the tenant under both the 222 Berkeley Lease and the 500 Boylston Lease.

6.02. Remedies upon Default.

(a)	If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination. In no event shall Tenant be liable for consequential or indirect damages, it being agreed that the damages expressly set forth in this Article 6 and Section 8.01 shall be deemed to be direct damages and not consequential or indirect damages.

(b)

Even though an Event of Default shall have occurred pursuant to Section 6.01, this Lease shall continue in effect and Tenant shall have the right to cure any such Event of Default for so long as Landlord does not terminate this Lease under Section 6.02(a) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate the Lease.

6.03. Damages upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 6.02(a) hereof, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably .avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the rental value of the Leased Premises for the balance of the Term, taking into account reasonable projections of vacancy and the time required to re-lease the Leased Premises of at least six months; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease. Tenant further covenants, as an additional cumulative obligation after any such termination to punctually pay to Landlord all sums and perform all obligations which Tenant covenants in this Lease to pay and to perform, as if this Lease had not been terminated, whether or not such obligations arose prior to, concurrent with or after such termination. In calculating the amounts to be paid by Tenant pursuant to the immediately preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 6.03, and also with the net proceeds of any rent obtained by Landlord by reletting the Leased Premises through the time of award, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Leased Premises for reletting, it being agreed by Tenant that Landlord may (x) relet the Leased Premises or any part thereof for a term or terms which may at Landlord’s option be equal or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its exercise of business judgment considers advisable or necessary to relet the same and (y) make such alterations, repairs and decorations in the Leased Premises and the Building as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or collect rent under Landlord’s reletting of the Premises shall operate or be construed to release or reduce Tenant’s liability as aforesaid unless and to the extent Tenant proves such failure could reasonably have been avoided. Any obligation imposed by law upon Landlord to relet the Leased Premises shall be subject to Landlord’s right to lease the Leased Premises to high quality tenants, to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and to first lease otherwise available space in the Building to prospective tenants. The “time of award” shall refer to such time as (I) Tenant shall, as a settlement of the amounts due pursuant to this Section 6.03, pay to Landlord such sums pursuant to a written agreement in form and substance satisfactory to Landlord, or (II) the date on which a judgment shall be entered in a court of competent jurisdiction to the effect that Tenant shall pay Landlord the amounts due and owing pursuant to this Section 6.03. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall mean such amounts together with interest at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. The “worth at the time of award” of the amount referred to in (iii) shall mean such amounts as computed by reference to competent appraisal evidence or the formula prescribed by and using the lowest discount rate utilized by commercial appraisers in calculating such amounts for such purpose.

6.04. Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become .payable under this Lease for the balance of the Term pursuant to the provisions of Section 6.03, unpaid Rent shall consist of the sum of:

(a)	the total Net Rent for the balance of the Term, plus

(b)	a computation of the Operating Cost and Impositions for the balance of the Term, the assumed Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Cost for the calendar year prior to the year in which the default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1982-1984 equals 100). If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

6.05. Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 6.

6.06. Interest on Late Payments. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be make by Tenant hereunder, and which is not paid on or before the date the same is due, interest on all unpaid payments at the rate of six percent (6%) per annum over the Prime Rate of interest, for so long as the delinquency remains outstanding , the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. All such interest charges shall be due upon demand by Landlord. Tenant shall reimburse Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord to recover the interest charges due hereunder.

ARTICLE 7

APPRAISAL

7.01. Appraisal of Fair Market Net Rent. In the event that Tenant disputes the amount claimed by Landlord as Fair Market Net Rent, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to the appraisal process hereinafter set forth. The amount of Fair Market Net Rent determined pursuant to such appraisal process shall be final and binding between the parties. The appraisal process shall be conducted as follows:

(a)	Tenant shall make demand for appraisal in writing within thirty (30) days after service of Landlord’s determination of Fair Market Net Rent given under Section 9.02 or otherwise under this Lease, specifying therein the name and address of the person to act as the appraiser on its behalf. The appraiser shall be a real estate appraiser with at least ten (10) years’ experience in the leasing or appraisal of first-class commercial office space (with at least five (5) years-experience in Boston) and a qualified member of the American Institute of Real Estate Appraisers, or any successor of such Institute (or if such organization or successor shall no longer be in existence, a recognized national association or institute of land appraisers). Failure on the part of the Tenant to make a timely and proper demand for such appraisal shall constitute a waiver of the right thereto. Within ten (10) Business Days after the service of the demand for appraisal, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as appraiser on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its appraiser, within or by the time above specified, then the Tenant may thereafter send a second notice to Landlord indicating such failure and requesting Landlord to appoint such an appraiser. If Landlord fails to notify Tenant of the appointment of its appraiser within ten (10) Business Days after the giving of such second notice by Tenant then the appraiser appointed by Tenant shall be the sole appraiser to determine the issue.

(b)	In the event that two (2) appraisers are chosen pursuant to Section 7.01(a) above, the appraisers so chosen shall meet within ten (10) Business Days after the second appraiser is appointed and, if within ten (10) Business Days after such first meeting the two appraisers shall be unable to agree upon a determination of Fair Market Net Rent; they, themselves, shall appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers. In the event they are unable to agree upon such appointment within five (5) Business Days after expiration of said ten (10) day period, the third appraiser shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) Business Days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by an officer of the American Arbitration Association in Boston. The three (3) appraisers shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 7.01(c) below.

(c)

Where the issue cannot be resolved by agreement between the two appraisers selected by Landlord and Tenant or settlement between the parties during the course of the appraisal process, the issue shall be resolved by the three appraisers in accordance with the following procedure. The appraiser selected by each of the parties shall each state in writing his determination of the Fair Market Net Rent, supported by the reasons therefor, with counterpart copies to each party. The appraisers shall arrange for a simultaneous exchange of such proposed determinations. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates his own determination of Fair Market Net Rent. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he chooses as most closely approximating his determination shall constitute the decision of the appraisers and be final and binding upon the parties. This provision for determination by appraisal shall be specifically enforceable to the extent such remedies are available under applicable law, and any determination hereunder shall be final and binding upon the parties hereto, and either party shall have the right to enter judgment thereon, unless otherwise provided by applicable law. If a determination of Fair Market Net Rent is to be made pursuant to this Section 7.01, Landlord and Tenant shall each pay for the fees and disbursements of any appraiser appointed by it and shall share equally in the fees and expenses of any third appraiser.

(d)	In the event of a failure, refusal or inability of any appraiser to act, his successor shall be appointed by him, but in the case of the third appraiser, his successor shall be appointed in the same manner as provided for appointment of the third appraiser.

ARTICLE 8

MISCELLANEOUS

8.01. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month or portion thereof of the holdover tenancy holdover rent at the rate of twice the rate of Gross Rent which Tenant was obligated to pay for the month or portion thereof immediately preceding the end of the Term together with such other amounts as may become due hereunder. No holding over by Tenant after the Term or Extended Term shall operate to extend the Term. In the event of any unauthorized holding over, Landlord may give notice to Tenant of such holdover, and, if Landlord gives such notice to Tenant, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises covered hereby effective upon the termination of this Lease, and (ii) for all other losses, costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such holding over. Landlord shall include in its notice to Tenant hereunder an estimate of the damages which Landlord reasonably anticipates suffering in the six (6) months following such notice as a result of Tenant’s holdover, but such indemnity shall be effective whether or not any of the damages actually suffered by Landlord were set forth in Landlord’s notice to Tenant and shall not in any manner be limited to Landlord’s failure to list any such damage in its notice to Tenant so long as Landlord was reasonable in furnishing Tenant its estimate. Any holding over with the consent of Landlord in writing shall thereafter constitute a lease from month to month subject to the terms hereof.

8.02. Amendments and Modifications. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request modifications to this Lease as a condition to such financing, Tenant shall promptly consider such requests, shall give serious consideration to all reasonable requests, and, if Tenant shall not consent to any such request, shall set forth in writing the reasons for its refusal to do so. No modification which would increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created shall be deemed a reasonable request.

8.03. Transfers by Landlord. Landlord shall have the right to transfer and assign all of its rights and obligations hereunder in the Building, and in such event and upon such transfer, no further liability or obligations shall thereafter accrue for obligations arising after such transfer or assignment against such party as Landlord hereunder. No owner of the Leased Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such person is the owner of the Leased Premises.

8.04. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

8.05. Notices. All notices, demands, consents and approvals which may be or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given (a) in the case of Landlord, when personally delivered to the Landlord at the address specified for Landlord on the Basic Lease Information Sheet, and in the case of Tenant, when two (2) of the same are personally delivered to the Tenant addressed “Attention: General Counsel” and to the Tenant addressed “Attention: Vice President of Real Estate”, both at the address specified for Tenant on the Basic Lease Information Sheet (provided, however, that in the case of any notice by Landlord to Tenant regarding a lien pursuant to Section 4.06 or regarding an Event of Default pursuant to Section 6.01, such notice shall state “NOTICE OF LIEN” or “NOTICE OF DEFAULT”, respectively, in boldfaced capital letters), or (b) when deposited with a recognized overnight delivery service which furnishes receipts of delivery in the ordinary course of its business, in the case of Landlord, at the address specified for Landlord on the Basic Lease Information Sheet, and in the case of Tenant, addressed “Attention: General Counsel” and “Attention: Vice President of Real Estate”, both at the address specified for Tenant on the Basic Lease Information Sheet (provided, however, that in the case of any notice by Landlord to Tenant regarding a lien pursuant to Section 4.06 or regarding an Event of Default pursuant to Section 6.01, such notice shall state “NOTICE OF LIEN” or “NOTICE OF DEFAULT”, respectively, in boldfaced capital letters). Any party may, from time to time, designate a new address for delivery, for purposes of this notice provision, by notice given at least fifteen (15) days in advance in accordance herewith of such new address.

8.06. No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

8.07. Successors and Assigns. This Lease shall be binding upon and inure. to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 8.03); and shall be binding upon and, subject to the provisions of Section 4.05 hereof, inure to the benefit of Tenant, its successors, and assigns.

8.08. Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the Commonwealth of Massachusetts.

8.09. Time of the Essence. Time is of the essence of each and every covenant herein contained.

8.10. Submission Not an Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Leased Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

8.11. Brokerage. Tenant and Landlord each warrant to the other that it has had no dealings with any broker or agent in connection with this Lease other than McCall & Almy, Inc., and each covenants to defend (with counsel reasonably approved by the other party), hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commission and charges claimed by any broker or agent arising out of the warranting party’s dealings in connection with this Lease or the negotiation thereof. The fee for the brokers referred to above shall be paid by Landlord pursuant to a separate agreement.

8.12. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Leased Premises, and/ or any claim of injury or damages.

8.13. All Agreements Contained. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.

8.14. Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall each be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.15. Failure to Enforce. The failure of Landlord or Tenant to declare any default upon its occurrence or to seek redress for any default of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such default, nor prevent a subsequent act which would have originally constituted a default from having all the force and effect of the original default. The failure of the Landlord to enforce any of the rules and regulations applicable to the Building against any other tenant in the Building shall not be deemed a waiver of any such rules or regulations, provided, however, that Landlord shall not enforce such rules and regulations in a discriminatory manner. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. Unless Landlord otherwise notifies Tenant in writing, no acceptance by Landlord of a lesser sum than all Gross Rent and other charges then due shall be applied or deemed to be applied except as follows: first, to charges due under Section 6.06; and second, to the installments of Gross Rent and other charges most recently due. No endorsement or statement by Tenant on or accompanying any check or payment shall alter the application of such check or payment as set forth above. No such endorsement or statement shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of all amounts due or pursue any other remedy provided in this Lease. The delivery of keys to Landlord or to Landlord’s managing agent shall not operate as a termination of this Lease or a surrender of the Leased Premises.

8.16. Notice of Lease; Other Notices and Agreements. Tenant agrees not to record this Lease, but on the request of either party hereto, both parties hereto shall execute and deliver (i) a notice of this Lease in form appropriate for recording and .registration, (ii) an agreement setting forth the Term Commencement Date, (iii) a notice in form appropriate for recording and registration of any amendment of this Lease, (iv) as reasonably requested by any holder of a Mortgage, an agreement by Tenant to make payments and give notices to whatever individual or entity shall be designated by Landlord for receiving any such notice or payment and to comply with the provisions of any assignment of rents granted to the holder of any Mortgage, and (v) if this Lease is terminated before the expiration of the Term, an instrument in form appropriate for recording and registration pursuant to which Tenant acknowledges the date of termination.

8.17. Hiring Practices. Tenant covenants that Tenant shall comply with all laws, ordinances, regulations and orders referenced in Section 12.01 of the Amended and Restated Sale and Construction Agreement by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc. dated April 15, 1986, recorded with the Suffolk Registry of Deeds in took 12515, Page 78. Notwithstanding any other provision of this Lease, Landlord shall have no right to terminate this Lease by reason of Tenant’s breach of this covenant, but Tenant shall in good faith make reasonable efforts to cure any breach of this covenant after notice to Tenant from any public agency, authority or other instrumentality with jurisdiction to enforce any such laws, ordinances, regulations or orders that Tenant has failed to so comply, or after notice to Tenant from Landlord that Landlord has received notice from any such public agency, authority or other instrumentality that Tenant has failed to so comply, provided that Tenant may in good faith challenge any assertion by a public agency, authority or other instrumentality that Tenant has failed to so comply or the validity or enforceability of any such laws, ordinances, regulations or orders.

8.18. Tenant’s Authorized Representative. Tenant designates the person named from time to time as Tenant’s Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Tenant’s Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in Basic Lease Information and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s president.

8.19. Assignment of Rents. If at any time Landlord assigns this Lease or the rents payable hereunder to the holder of any Mortgage, whether such assignment is conditional in nature or otherwise, (i) such assignment to the Mortgagee shall not be deemed an assumption by the Mortgagee of any obligations of Landlord hereunder unless such Mortgagee shall, by written notice to Tenant, specifically otherwise elect; (ii) except as aforesaid, the Mortgagee shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 4.12) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Leased Premises from and after foreclosure and, with respect to obligations regarding return of any security deposit, only upon receipt of the funds constituting such security deposit; and (iii) if Tenant alleges that Landlord is in default under this Lease, Tenant shall give the Mortgagee a copy of any notice of default served upon Landlord and, if Landlord fails to cure such default within the time provided herein or by law or such additional time as may be provided in such notice to Landlord, the Mortgagee shall have thirty (30) days after the end of Landlord’s cure period to cure such default (or such additional time as may be necessary to cure such default, if within such thirty day period the Mortgagee has commenced and is diligently pursuing the remedies necessary to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by the Mortgagee.

ARTICLE 9

OPTION TO EXTEND THE TERM

9.01. Grant and Exercise of Option to Extend. Tenant shall have the option (the “Extension Option”) to extend the Term for the entire Leased Premises beyond the end of the Extended Term for one additional ten (10) year period (the “Second Extended Term”), subject to the terms and conditions of this Article 9. If Tenant desires to exercise the Extension Option, then Tenant shall, on or before the date that is twenty-four (24) months prior to the last day of the Extended Term (the “Exercise Deadline”), give Landlord notice of Tenant’s election to extend the Term for the Second Extended Term (“Tenant’s Exercise Notice”). Time is of the essence for Tenant to timely deliver the Tenant’s Exercise Notice by the date required hereunder. If Tenant does not timely deliver the Tenant’s Exercise Notice, Tenant shall be deemed to have irrevocably waived the Extension Option, and the Term shall end on the last day of the Extended Term (i.e., February 28, 2017). Notwithstanding anything to the contrary herein, Tenant’s

Extension Option shall, at Landlord’s election, be void if, as of the Exercise Deadline (i) there exists an Event of Default or a condition as to which Tenant has received notice, which, with the passage of time, would constitute an Event of Default (unless Tenant commences to cure such condition prior to the occurrence of an Event of Default as a result thereof and thereafter continuously and diligently pursues such cure to completion), or (ii) Tenant has assigned the Lease to any party (other than a Tenant Affiliate) or does not occupy for its own uses (or for use by a Tenant Affiliate) at least 75% of the Net Rentable Area of the Leased Premises, or (iii) Tenant does not have the Required Credit Rating (as defined below). Tenant shall provide Landlord with evidence that it has the Required Credit Rating.

9.02. Surrender Option for 18th Floor Space. If the 18th Floor Space shall not have previously been removed from the Leased Premises pursuant to the Swap Option under Article 10 or the Contraction Option under Section 12.02, Tenant shall have the right (the “Surrender Option”), to be exercised by Tenant’s statement in Tenant’s Exercise Notice, to exclude the 18th Floor Space from the Leased Premises for the Second Extended Term. If Tenant shall timely fail to exercise the Surrender Option in Tenant’s Exercise Notice, the Surrender Option shall be deemed waived and shall be of no further force or effect. If Tenant exercises the Surrender Option, then upon the expiration of the Extended Term (i.e., February 28, 2017), the Leased Premises shall cease to include the 18th Floor Space, and Tenant shall vacate and surrender the 18th Floor Space in the condition required under the Lease. Any failure by Tenant to timely surrender and vacate the 18th Floor Space to Landlord on or before such date shall constitute a holdover as to which the provisions of Section 8.01 of the Lease shall apply as though such Section referred solely to the 18th Floor Space. If Tenant shall timely and validly exercise the Surrender Option in accordance with this Section 9.02, the foregoing changes in the Leased Premises shall be self-operative without the need for further action by the parties, but in confirmation thereof the parties shall execute and deliver an amendment to the Lease confirming the exercise of the Surrender Option for the 18th Floor Space, the deletion of the 18th Floor Space from the Leased Premises (including in Exhibit A), and a restatement of the remaining Net Rentable Area of the Leased Premises, and the Tenant’s Proportionate Share, all reflecting the remaining Leased Premises as of the commencement of the Second Extended Term.

9.03. Rent During Second Extended Term. The Net Rent for the Leased Premises during the Second Extended Term shall be the Fair Market Net Rent for the Leased Premises for the Second Extended Term. The Fair Market Net Rent shall be determined by Landlord with notice given to Tenant no later than one hundred and twenty (120) days prior to the commencement of the Second Extended Term subject to the Tenant’s right to demand appraisal pursuant to the provisions of Section 7.01. Failure on the part of the Landlord to give such notice in a timely manner shall not vitiate the right to require an adjustment of the Net Rent, but within thirty (30) days after the determination of the Net Rent for the Second Extended Term the parties shall make appropriate adjustments (if any) for any underpayment or overpayment retroactive to the commencement of the Second Extended Term. Failure on the part of Tenant to demand appraisal within thirty (30) days after receipt of notice from Landlord of Landlord’s determination of Fair Market Net Rent shall constitute a waiver of Tenant’s right to demand appraisal, and shall bind Tenant to the Fair Market Net Rent as determined by Landlord. If Tenant elects to exercise its right to demand appraisal and if the appraisal process shall not have been concluded prior to the Second Extended Term, then Landlord’s estimate of the Fair Market Net Rent shall be temporarily applicable for purposes of determining Tenant’s obligation to pay the Net Rent. However, once the new rate is in fact agreed upon or determined pursuant to Section 7.01, if it is higher or lower than the rate paid by Tenant during the period such rate should have been in effect, then Landlord or Tenant (as the case may be) shall pay to the other party, within ten (10) days after agreement upon or determination of the new rate, an amount sufficient to result in Landlord’s having been paid rental at the new rate from the commencement of the portion of the term during which such rate was to have been in effect, together with the interest at the so-called Prime Rate of interest with respect to any portion of such rent not paid when due because of the operation of this paragraph, from the date payment was due to the date paid.

9.04. Lease Continues in Effect. From and after commencement of any Second Extended Term hereunder, all of the other terms, covenants and conditions of this Lease shall apply, and reference to the Term shall thereafter be deemed to include the Second Extended Term, except that the Net Rent shall be revised by an amendment to the Lease to reflect any adjustment in the Net Rent, and from and after the commencement of the Second Extended Term, Tenant shall have no further right to extend the Term.

ARTICLE 10

SWAP OPTION

10.01. The Swap. Tenant shall have the option (the “Swap Option”) to decrease the leased premises under the 222 Berkeley Lease and increase the Leased Premises under the 500 Boylston Lease, subject to and solely in accordance with the terms expressly set forth in this Article 10. If Tenant wishes to exercise the Swap Option, Tenant shall deliver notice of its exercise of the Swap Option in a notice delivered to the 222 Berkeley Landlord and the 500 Boylston Landlord on or before August 1, 2005 (the “Swap Exercise Notice”). Time is of the essence in the timely exercise of the Swap Option. If Tenant fails to timely exercise the Swap Option by such date strictly in accordance with this Section 10.01, then Tenant shall be deemed to have irrevocably waived the Swap Option and this Article 10 shall have no further force or effect. Tenant’s exercise of the Swap Option shall be irrevocable and unconditional. If Tenant provides an exercise notice that purports to condition the exercise of the Swap Option, to change the terms of the Swap Option as set forth below, or to exercise the Swap Option only in part (except as expressly provided below), such exercise notice shall be invalid and without force or effect.

10.02. Effect of the Swap. If Tenant shall timely and validly deliver the Swap Exercise Notice in accordance with Section 10.01, then all of the following shall occur, in each case effective as of 12:01 a.m. on January 1, 2009 (the “Swap Date”):

(a)	the portions of the leased premises located on floors 8, 9, and 11 (containing a total of 58,165 square feet of Net Rentable Area), subject to clause (h) below, at the 222 Berkeley Building shall cease to be part of the leased premises under the 222 Berkeley Lease for all purposes,

(b)	the 18th Floor Space in the 500 Boylston Building (the “Surrendered Space”) (containing 15,694 square feet of Net Rentable Area) shall cease to be part of the Leased Premises under the 500 Boylston Lease, and the floor sheet for the Surrendered Space shall be deemed deleted from Exhibit A to the 500 Boylston Lease,

(c)	the entire leaseable area on Floor 3 and Floor 4 of the 500 Boylston Building (containing a total of 99,441 square feet of Net Rentable Area) as shown on Exhibit A-3 attached hereto (collectively, the “New 500 Boylston Space”) shall be added to the Leased Premises under the 500 Boylston Lease; provided, however, that (subject to clause (h) below) if Tenant so elects in the Swap Exercise Notice, the New 500 Boylston Space shall consist solely of the entire leaseable area on Floor 4 of the 500 Boylston Building (containing a total of 50,467 square feet of Net Rentable Area). Tenant’s lease of the New 500 Boylston Space shall be on all of the same terms and conditions from time to time applicable to the Leased Premises under the 500 Boylston Lease as amended hereby for the Extended Term. On or after October 1, 2008 through the Swap Date (“Early Access Period”), Tenant may enter the New 500 Boylston Space for purposes of performing tenant work and installing its equipment and furnishings in such space (subject to the provisions of Section 4.06 and all other provisions of the Lease), and such early access shall be on all of the terms of the Lease except for the obligation to pay Gross Rent. During the Early Access Period, Tenant shall pay to Landlord the costs of electricity or other services actually used by Tenant during such period. If Tenant exercises the Swap Option solely for Floor 4, then Landlord shall fill in the opening in the floor slab where the internal connecting stairs currently exist between Floors 3 and 4, and Landlord and Tenant shall reasonably coordinate the timing of such work with Tenant’s work on Floor 4 during the Early Access Period,

(d)	certain spaces in the 222 Berkeley Building that are adjacent to the New 500 Boylston Space as outlined as the “Additional Adjacent Spaces” in the Fourth Amendment to the 222 Berkeley Lease, comprising (i) 609 square feet of Net Rentable Area on Floor 4, and (ii) only if Floor 3 is part of the New 500 Boylston Space, 480 square feet of Net Rentable Area on Floor 3, shall be added to and become part of the leased premises under the 222 Berkeley Lease,

(e)	the number of parking spaces available to Tenant under Section 12.01 of the 500 Boylston Lease shall be proportionately increased (in the ratio that the Net Rentable Area of the Leased Premises after the Swap Option is effected bears to the Net Rentable Area of the Leased Premises immediately before the Swap Option is effected), which increased number of spaces shall thereafter be subject to the provisions of Section 12.01 of the 500 Boylston Lease,

(f)	if the New 500 Boylston Space comprises both Floor 3 and Floor 4 under clause (c) above, then the last sentence in the definition of “Tenant’s

Proportionate Share” in the Basic Lease Information section of the Lease shall be amended to provide that, effective as of the Swap Date, the percentage specified therein shall be changed to “25.53%” and the following definitions in the Basic Lease Information section of the 500 Boylston Lease shall be amended as follows:

Leased Premises:	56,142 square feet on Floor 5,
50,467 square feet on Floor 4, and
48,974 square feet on Floor 3,
all as shown on Exhibit A, of the Building
located on the Land described in Exhibit A-1

Net Rentable Area:	155,583 square feet

Effective as of the Swap Date, Net Rent (per square foot of Net Rentable Area per annum) during the Extended Term for the respective portions of the Leased Premises on the following floors:

Floors 3, 4, 5
Swap Date through February 29, 2012:	$13.50
March 1, 2012 through February 28, 2017:	$15.00

(g)	if the New 500 Boylston Space comprises only Floor 4 under clause (c) above, then the last sentence in the definition of “Tenant’s Proportionate Share” in the Basic Lease Information section of the Lease shall be amended to provide that, effective as of the Swap Date, the percentage specified therein shall be changed to “17.49%” and the following definitions in the Basic Lease Information section of the 500 Boylston Lease shall be amended as follows:

Leased Premises:	56,142 square feet on Floor 5, and
50,467 square feet on Floor 4,
all as shown on Exhibit A, of the Building
located on the Land described in Exhibit A-1

Net Rentable Area:	106,609 square feet

Effective as of the Swap Date, Net Rent (per square foot of Net Rentable Area per annum) during the Extended Term for the respective portions of the Leased Premises on the following floors:

Floors 4 and 5
Swap Date through February 29, 2012:	$13.50
March 1, 2012 through February 28, 2017:	$15.00

and

(h)	Notwithstanding the foregoing, if Tenant so elects in the Swap Exercise Notice, the surrendered space under the 222 Berkeley Lease shall include floors 7, 8, 9, and 11 in the 222 Berkeley Building (containing a total of 77,614 square feet of Net Rentable Area), in which event (1) the New 500 Boylston Space shall consist of the entire leaseable area on Floors 3 and 4 of the 500 Boylston Building (containing a total of 99,441 square feet of Net Rentable Area) (i.e., Tenant shall have not have the right to elect to lease only Floor 4 of the 500 Boylston Building as the New 500 Boylston Space under the proviso in clause (c) above) and (2) the provisions of Section 10.02(f) above shall apply.

If Tenant shall timely and validly deliver the Swap Exercise Notice in accordance with Section 10.01, the foregoing changes in the Leased Premises shall be self-operative without the need for further action by the parties, but in confirmation thereof the parties shall execute and deliver an amendment to the Lease confirming the exercise of the Swap Option and the adjustments to the Leased Premises provided for herein. If the Swap Option is exercised, on or before the Swap Date, Tenant shall surrender and vacate the Surrendered Space to Landlord in the condition required under Section 4.06 of the Lease (including, without limitation, the performance by Tenant of the restoration work described in Paragraph 2(c)(vii) of the Assignment). Any failure by Tenant to timely surrender and vacate the Surrendered Space to Landlord on or before the Swap Date shall constitute a holdover as to which the provisions of Section 8.01 of the Lease shall apply as though such Section referred solely to the Surrendered Space.

ARTICLE 11

LETTER OF CREDIT

11.01. Letter of Credit. On or before September 17, 2005, Tenant shall provide to Landlord a clean, irrevocable letter of credit (together with any renewal or replacement thereof in accordance herewith, the “Letter of Credit”) in the Original Amount (as defined below) as security for the performance of the obligations of Tenant under the Lease, subject to the terms and conditions set forth in this Article 11. Any Letter of Credit delivered hereunder shall comply with the requirements of Article 11. Tenant’s failure to timely provide such Letter of Credit to Landlord shall constitute an Event of Default under the Lease.

(a)	Original Amount. Tenant shall provide the Letter of Credit in the initial amount (“Original Amount”) equal to $730,365.00. Notwithstanding the foregoing, (i) if Tenant exercises the Swap Option applicable under Section 10.02(f), the Original Amount shall equal $1,460,013.00; (ii) if Tenant exercises the Swap Option applicable under Section 10.02(g), the Original Amount shall equal $1,167,088.00; and (iii) if Tenant exercises the Swap Option applicable under Section 10.02(h), the Original Amount shall equal $1,546,882.00.

(b)	Future Reductions. If no Event of Default exists under the Lease, and no event or condition then exists which with notice and the passage of time would give rise to such a default, then if Tenant has the Required Credit Rating on or after June 30, 2008, Tenant may reduce the amount of the Letter of Credit to zero, provided that such reduction shall not occur if within the preceding eighteen months Landlord has validly drawn on the Letter of Credit in accordance with the terms hereof. If Tenant complies with such requirements and provides Landlord with reasonable evidence thereof, Landlord shall provide such confirmation or acknowledgement as Tenant may reasonably request to effect the cancellation of the Letter of Credit. As used herein, the “Required Credit Rating” shall mean a senior unsecured debt rating of BBB- or better as determined by Standard & Poors (or, if such credit rating agency does not then exist, by its successor or a comparable replacement credit rating agency reasonably designated by Landlord) for the immediately preceding six (6) consecutive calendar quarters.

11.02. Requirements. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Boston, Massachusetts, New York City or other location in the continental United States reasonably acceptable to Landlord that accepts requests for draws on the Letter of Credit, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost (other than a nominal processing charge not exceeding $250) to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall either be in the form attached to this Lease as Exhibit D or be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date thirty (30) days after the last day of the Term.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall be in default or fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or be in default or fail to perform any of its obligations under the Lease and transmittal of a default notice is barred by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Schedule. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with its terms, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Letter of Credit drawn in excess of the amount applied by the Landlord to cure any such failure shall be held by the Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. Any cash security deposit may be mingled with other funds of the Landlord, and no fiduciary relationship shall be created with respect to such deposit, nor shall the Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease after the giving of any applicable notice and the expiration of any applicable grace or cure period, or be in default or fail to perform any of its obligations under the Lease and transmittal of a default notice is barred by applicable law, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure. After any such application by the Landlord of the Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, within ten (10) days after Landlord gives Tenant notice of such application (and after such a reinstatement of the Letter of Credit, any unapplied cash security deposit shall be returned to Tenant). Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within thirty (30) days after the expiration or sooner termination of the Term the Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer its interest in the Letter of Credit or cash security deposit to the transferee. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be responsible for such transfer of the Letter of Credit to a transferee until such transfer has been completed. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 12

ADDITIONAL OPTIONS

12.01. Parking. Effective as of October 1, 2008, Tenant shall have the right to park in the garage located within the Building a total of fourteen (14) automobiles. If Tenant relinquishes any of such parking rights during the Term, Tenant shall no longer have a right to the parking relinquished and may obtain future parking solely upon a space-available basis. Rates charged by Landlord or its operator for such parking shall be the prevailing market rate for parking in such location as established by Landlord or its operator from time to time, which shall not unreasonably exceed (as determined by Landlord in its reasonable business judgment) the average parking rates in comparable first class office buildings in Boston, and in no event shall such rates be increased more than once in any calendar year. Tenant’s right to use of the parking shall be subject to (i) timely payment of the parking rate as established from time to time, (ii) such further rules and regulations as Landlord or its operator may establish from time to time, and (iii) all applicable laws, ordinances, rules and regulations.

Tenant shall encourage these spaces to be used by Multi-rider vehicles. A 10% discount will be provided on monthly parking rates for all registered carpools and vanpools.

12.02. Contraction Option. If Tenant does not exercise the Swap Option under Article 10 above, then Tenant shall have the option (the “500 Contraction Option”) to exclude the entire 18th Floor Space from the Leased Premises under the 500 Boylston Lease effective as of the end of day on February 28, 2007 (the “Contraction Date”). If Tenant wishes to exercise the 500 Contraction Option, Tenant shall deliver notice of its exercise of the 500 Contraction Option to the 500 Boylston Landlord on or before December 31, 2005 (the “500 Contraction Exercise Notice”). Time is of the essence in the timely exercise of the 500 Contraction Option. If Tenant fails to timely exercise the 500 Contraction Option by such date strictly in accordance with this Section 12.02, then Tenant shall be deemed to have irrevocably waived the 500 Contraction Option and this Section 12.02 shall have no further force or effect. Tenant’s exercise of the 500 Contraction Option shall be irrevocable and unconditional. If Tenant provides an exercise notice that purports to condition the exercise of the 500 Contraction Option, to change the terms of the 500 Contraction Option as set forth herein, or to exercise the 500 Contraction Option only in part, such exercise notice shall be invalid and without force or effect. If Tenant shall timely and validly deliver the 500 Contraction Exercise Notice in accordance with this Section 12.02, effective as of the Contraction Date the entire 18th Floor Space shall cease to be part of the Leased Premises under the 500 Boylston Lease for all purposes, and the floor sheets for the 18th Floor Space shall be deemed deleted from Exhibit A to the 500 Boylston Lease. Such exclusion of the 18th Floor Space from the Leased Premises shall be self-operative without the need for further action by the parties, but in confirmation thereof the parties shall execute and deliver an amendment to the Lease confirming the exercise of the 500 Contraction Option and the adjustments to the Leased Premises provided for herein. If the 500 Contraction Option is exercised, then Tenant shall surrender and vacate the 18th Floor Space to Landlord on the Contraction Date in the condition required under Section 4.06 of the Lease. Any failure by Tenant to timely surrender and vacate the 18th Floor Space to Landlord on or before the Contraction Date shall constitute a holdover as to which the provisions of Section 8.01 of the Lease shall apply as though such Section referred solely to the 18th Floor Space.

12.03. Antenna or Satellite Dish. Tenant shall have the right to install an antenna, a satellite dish, or both, on the roof of the Building, subject to (i) the availability of space for the installation of such antenna or satellite dish, (ii) the obtaining of all permits and approvals from governmental authorities required for such installation at Tenant’s expense, and (iii) the approval of Landlord after submission to Landlord of plans and specifications therefor describing in sufficient detail the nature of the antenna or satellite dish which Tenant wishes to install and the manner of its proposed installation, which approval shall not be unreasonably withheld or delayed by Landlord. It shall not be unreasonable for Landlord to withhold its consent to such installation if Landlord determines that the installation of such antenna or satellite dish would damage the aesthetic appearance of the Building from street level or any public open space, interfere with sight lines from any portion of the Project, or interfere in any manner with antennas, satellite dishes or other structures then existing on the roof of the Building. The installation of any such antenna and/or satellite dish shall be done at Tenant’s sole cost and expense, but, at the option of Landlord, the installation shall be effected by Landlord at the reasonable cost and expense of Tenant. To the extent that the installation will be undertaken directly by Tenant, the method of installation, the materials to be used and the contractors to be performing the work shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed, and the installation shall be performed in accordance with the provisions of Section 4.06 hereof. Tenant shall pay as a part of Gross Rent an amount equal to the fair market rent, as determined by Landlord in its reasonable business judgment, for the space utilized in connection with such antenna or satellite dish for any period in which the same is maintained on the roof of the Building.

12.04. Exhibits. The Exhibits listed in the Schedule of Exhibits are incorporated in this Lease by reference and are to be construed as part hereof.

ARTICLE 13

DEFINITIONS

13.01. Definitions. Terms used herein shall have the following meanings:

“Additional Rent” shall mean all monetary obligations of Tenant hereunder, other than the obligation for payment of Gross Rent.

“Basic Services” shall mean the services described in Section 3.01 hereof.

“Buildable Area” shall mean the Net Rentable Area of the Leased Premises in question less the portion of such Net Rentable Area attributable to Building Common Areas and Common Areas.

“Building” shall mean the 25-story building (consisting of a 6-story low-rise portion, a 19-story high-rise portion and 3 levels of parking space below grade) located on the Land, and comprising the Office Section, the Commercial Section and common areas such as mechanical rooms, elevator machine rooms, loading dock facilities, janitor and utility rooms, electrical and communication closets and similar facilities.

“Building Common Areas” shall mean all areas of the Building servicing more than one floor of the Building as a whole, including, but not limited to central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security and janitorial facilities and the public spaces (and if any such area is bordered by any demising wall which abuts any space that is leasable, such area shall be measured from the midpoint of such demising wall), but excluding General Common Areas and the parking garage forming part of the Building.

“Building Standard Improvements” shall mean the level of Tenant Improvements described in Exhibit B.

“Business Hours” shall mean 8 A.M. to 6 P.M. on Business Days.

“Business Days” shall mean Monday through Friday excluding Building holidays.

“Commercial Section” shall mean that portion of the Building dedicated to commercial and retail uses and not included in the Office Section.

“Common Areas” shall mean all areas on the particular floor of the Building devoted to uses such as corridors, lobbies, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets and other similar facilities for the benefit of all tenant(s) or invitees on that particular floor.

“Comparable Buildings in Downtown Boston” shall mean comparable first-class, high-rise office buildings in the Back Bay or financial districts of Boston.

“Estimated Impositions” for any calendar year shall mean Landlord’s estimate of Impositions for such calendar year.

“Estimated Operating Cost” for any calendar year shall mean Landlord’s estimate of Operating Cost for such calendar year.

“Event of Default” shall have the meaning attributed to it in Section 6.01.

“Fair Market Net Rent” shall mean, subject to the last sentence herein, the annual rental value, net of Operating Cost and Impositions, of the space in question, as determined by reference to comparable space being offered for rent or recently rented in the Building or incomparable buildings in Boston, Massachusetts, in each case taking into consideration the following factors related to the Leased Premises: floor level, tenant improvements, proposed term of lease, extent of service provided or to be provided, the lack of a brokerage commission applicable to the transaction, the time the particular rate under consideration became or is to become effective, the location of the Building, the reputation of the Building, including its ownership and management, and any other relevant terms or conditions (but specifically excluding the fact that Tenant will not incur moving expenses). With respect to the determination of Fair Market Net Rent for the Second Extended Term, all inducements which would otherwise be offered (excluding, however, the residual value of any Tenant Alterations to the extent paid for by Tenant which are in the nature of capital improvements rather than normal maintenance or repairs), giving due regard to the factors cited above, shall be considered, but shall be factored into an equation to arrive at a rental figure, net of such inducements, unless otherwise agreed by Landlord and Tenant.

“Force Majeure” shall mean any circumstance beyond the reasonable control of Landlord, including, without limitation, acts of God, acts of the public enemy, governmental interference, court orders, requisition or orders of governmental bodies or authorities, requirements under any statute, law, rule, regulation or similar requirements of a governmental authority which shall be enacted or shall arise following the date of this Lease, inability to obtain labor, insurrection, riot, civil commotion, lock-out or any other unforeseeable event. (other than the inability to obtain financing), the occurrence of which would prevent or preclude Landlord from fully and completely carrying out and performing its obligations under this Lease.

“General Common Areas” shall mean those areas forming part of the Building and devoted to non-exclusive uses which are not measured, including, but not limited to, walkways, arcades and all landscaped areas (including pools and fountains). General Common Areas shall not include any portion of the parking garage forming part of the Building.

“Gross Rent” shall mean, for each year of the Term, the sum of Net Rent, Tenant’s Proportionate Share of Estimated Operating Cost and Tenant’s Proportionate Share of Estimated Impositions.

“Impositions” shall have the meaning given in Section 2.05.

“Impositions Adjustment” for any calendar year shall mean the amount of the Impositions in excess of or less than the amount of Estimated Impositions.

“Land” shall mean the parcel of real property owned by the Landlord, located in the City of Boston, Suffolk County, Massachusetts, and bounded in part by Clarendon and Boylston Streets and St. James Avenue and more specifically described in Exhibit A-1 attached hereto.

“Landlord Responsible Parties” shall mean all agents, servants, employees, contractors and business invitees of Landlord (but excluding other tenants of the Project and their agents, servants, employees, contractors, licensees and business invitees).

“Leased Premises” shall mean the floor area more particularly shown on Exhibit A attached hereto, containing the Net Rentable Area specified on the Basic Lease Information sheet.

“Loading Docks” shall mean the loading dock facilities serving the Project.

“Mortgage” shall mean any and all institutional mortgages securing indebtedness for money borrowed by Landlord or indebtedness for the refinancing of any such indebtedness, including all amendments and modifications thereto, from time to time, provided any such mortgage encumbers all or any portion of the Building, and provided further that with respect to any Mortgage held by an affiliate of Landlord the indebtedness secured thereby is actually debt financing for the Building (which may, however, include an associated equity component), and the mortgage instrument reflects terms consistent with an “arms length” transaction. Any reference to “Mortgage” and “Mortgagee” herein shall include a sale and leaseback and the grantee-lessor of a sale and leaseback used for financing purposes as limited hereby.

“Net Rent” shall mean the amount set forth on the Basic Lease Information sheet, as adjusted in accordance with the provisions of the Lease.

“Net Rentable Area” shall mean the area or areas of the space within the Building determined as follows:

(a)	Net Rentable Area on a single tenancy floor shall consist of:

(i) the area determined by measuring from the inside surface of the outer glass of each exterior wall (and extensions of the plane thereof in non-glass areas) to the inside surface of the outer glass on opposite exterior wall (and extensions of the plane thereof in non-glass areas) and shall include all areas within the outside walls, but shall exclude vertical penetrations, including without implied limitation fire stairs, elevator shafts, flues, vents, stacks, and Building Common Areas on the floor; plus

(ii) Tenant’s Allocation of Building Common Areas;

(b)	Net Rentable Area for a multi-tenancy floor shall consist of:

(x) all space within the demising walls (measured from the mid-point of the demising walls; and in the case of exterior walls, measured as defined in (i) above); plus

(y) Tenant’s Allocation of Building Common Areas; plus

(z) Tenant’s Floor Share of all Common Areas.

No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building, or for vertical penetrations which are for the specific use of Tenant (such as, but not limited to, special elevators or stairs, mechanical and electrical facilities and air conditioning equipment). The Net Rentable Area of the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be the amount, expressed in terms of square feet, stated on the Basic Lease Information sheet.

“Office Section” shall mean that portion of the Building dedicated to office uses.

“Operating Cost” shall have the meaning given in Section 2.04.

“Operating Cost Adjustment” for any calendar year shall mean the amount of Operating Cost in excess of or less than the amount of Estimated Operating Cost.

“Parking Section” shall mean the three (3) levels of below-grade parking located in the Project, excluding however any Common Areas or Project Common Areas.

“Permitted Use” shall mean, with respect to the Leased Premises, corporate, executive and professional office use and all uses accessory thereto as permitted by law in the Leased Premises of a kind appropriate in a building of the type and quality of the Building; provided, however, that Permitted Use shall not include (a) offices of any agency or bureau of the United States or any state or political subdivision thereof;(b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization which include patient or client treatment or other on-premises services; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use (excluding, however, the executive offices of such schools or training facilities which are otherwise consistent with the use of the Building as a first class office building in Boston); (e) retail or restaurant uses (except in the Commercial Section and except for facilities limited to the exclusive use of Tenant’s employees and other Tenant Responsible Parties); (f) radio, television and/or recording studios, or like uses; (g) employment agencies

(excluding, however, the executive offices of such employment agencies which otherwise are consistent with the use of the Building as a first class office building in Boston); or (h) any use or activity which is inconsistent with the use of the Building as a first class office building in Boston, creates a fire hazard or would cause Landlord’s insurance rate to be increased.

“Prime Rate” shall mean the prime rate of interest from time to time published in the Wall Street Journal (or, if the same is no longer published, in a comparable national financial publication reasonably designated by Landlord).

“Project” shall mean the Building together with the building commonly known as 222 Berkeley Street and located on the parcel of land described in Exhibit A-2.

“Project Operational Common Areas” shall mean those areas of the Project located outside of the Building which service, in whole or in part, the Building, including, but not limited to central mechanical rooms and loading dock facilities.

“Project Non-Operational Common Areas” shall mean those areas of the Project devoted to non-exclusive uses which tenants of the Building have a right to use in common with other tenants of the Project, including, but not limited to, walkways, courtyards and landscaped areas.

“Project Common Areas” shall mean the “Project Operational Common Areas” and the “Project Non-operational Common Areas”.

“Rent” shall mean Gross Rent and Additional Rent.

“Sublease” (and “sublet” and similar terms) shall include any sublease, underletting at any level, tenancy, concession, license, franchise or other arrangement providing for the use or occupancy of all or any portion of the Leased Premises. For purposes of Section 4.05, a sublease or assignment shall be deemed to further include a transfer or sale of a controlling interest in Tenant if such transaction is primarily designed to transfer the beneficial leasehold interest herein without transferring other material assets or business of Tenant.

“Tenant Affiliate” shall mean a person or entity which controls, is controlled by or is under common control with Tenant, or an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred.

“Tenant’s Allocation” shall mean an area determined by multiplying the total square footage of the Building Common Areas by the ratio of the Net Rentable Area of the Leased Premises (excluding any allocation of Building Common Areas) to the Net Rentable Area of the Office Section (excluding only the Building Common Areas).

“Tenant Alterations” shall mean any alterations or physical additions to the Leased Premises, together with any painting or decorating of the fire stairwells to the extent permitted pursuant to Section 4.06 hereof and any antenna or satellite dish installed pursuant to Section 12.03 hereof.

“Tenant Extra Improvements” shall mean all Tenant Improvements in excess of the level represented by the Building Standard Improvements set forth in Exhibit B.

“Tenant Improvements” shall mean all tenant improvements in the Leased Premises including any Tenant Alterations.

“Tenant’s Floor Share” shall mean the ratio of Tenant’s Buildable Area to the aggregate Buildable Area on Tenant’s floor.

“Tenant’s Personal Property” shall mean all of the furnishings, fixtures, equipment, effects and personal property of every kind, nature and description of Tenant and of all persons claiming by, through and under Tenant which, during the continuance of this Lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant may be on the Leased Premises or else where in the Building.

“Tenant’s Proportionate Share” is specified on the Basic Lease Information sheet.

“Tenant Responsible Parties” shall mean all agents, servants, employees, contractors, licensees and business invitees of Tenant.

“Term” shall mean a period of calendar years, or fractions thereof, commencing with the Term Commencement Date and ending on the Term Expiration Date stated on the Basic Lease Information sheet, as the same may be extended from time to time.

“Term Commencement Date” shall mean the date when the Term commences as set forth on the Basic Lease Information Sheet.

“Term Expiration Date” shall mean the date specified on the Basic Lease Information sheet when the Term shall end, unless sooner terminated or extended pursuant to the terms of this Lease.

“Total Leased Net Rentable Area” shall mean the sum of the Net Rentable Area leased to all Office Section tenants over the course of a year, determined on the basis of a weighted averaging of the sum of the Net Rentable Area leased to all Office Section tenants on each day of that year.

Other terms used on the Basic Lease Information sheet which is a part of this Lease, or elsewhere in this Lease, shall have the meaning given them thereon and herein.

Signatures on next page.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed instrument as of the day and year first above written.

“Landlord”

FIVE HUNDRED BOYLSTON WEST VENTURE a Joint Venture

By:	Boylston West 1986 Associates Limited Partnership, Venturer

	By:	GDHI Limited Partnership, General Partner

		By:	Hines Consolidated Investments, Inc., General Partner

By:
Jeffrey C. Hines Senior Executive Vice President

“Tenant”

HOUGHTON MIFFLIN COMPANY, a Massachusetts corporation

By:
Name:
Title:

EXHIBIT A

Floor Plan

EXHIBIT A

EXHIBIT A

SAINT JAMES AVENUE
CLARENDON STREET
BOYLSTON STREET

FLOOR 5

· FIVE HUNDRED BOYLSTON STREET ·

EXHIBIT A-1

Description of Land

(500 Boylston)

That certain parcel of land on the south side of Boylston Street, the east side of Clarendon Street and the north side of St. James Avenue in Boston, Suffolk County, Massachusetts, along with all buildings and other improvements thereon, shown as Lot A on a plan of land entitled “500 Boylston Street Subdivision Plan of Land in Boston, MA, Suffolk County” dated 21 January 1986, revised 27 February 1986, by Survey Engineers of Boston and recorded with Suffolk Deeds at the end of Book 12397, which parcel is bounded and described according to the plan as follows:

Beginning at the northwest corner of the premises at the southeasterly corner of the intersection of Boylston and Clarendon Streets; thence running

NORTH 69 45’00” EAST by Boylston Street, 322.37 feet; thence

SOUTH 20 15’00” EAST by land formerly of the Mill Dam Trust and of New England Mutual Life Insurance Company, 249.97 feet to St. James Avenue; thence

SOUTH 69 44’51” WEST by St. James Avenue, 322.34 feet to the northeast corner of the intersection of St. James Avenue and Clarendon Street; thence

NORTH 20 15’31” WEST by Clarendon Street, 249.98 feet to the point of beginning.

Containing, according to the plan, 80,581 square feet of land, more or less.

Included within the above-described parcel are three parcels of registered land bounded and described as follows:

NORTHERLY by the southerly line of Boylston Street, 28.30 feet;

EASTERLY by land formerly of the Mill Dam Trust, 125 feet;

SOUTHERLY by land formerly of New England Mutual Life Insurance Company, 28.30 feet; and

WESTERLY by land formerly of New England Mutual Life Insurance Company, 125 feet.

This first registered parcel is shown on a plan drawn by Survey Engineers of Boston and filed with the Engineering Office of the Land Court in Boston. Massachusetts as Plan No. 2025B, being a subdivision of the land described in Suffolk Registry District Certificate of Title No. 94648 in Registration Book 469, Page 48. For Landlord’s title, see Book 12524, Page 230.

Second Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

NORTHWESTERLY by the southeasterly line of Boylston Street, 24 feet;

NORTHEASTERLY by land now or formerly of Andrews D. Maclachlan, the line running in part through the middle of a party wall, 125 feet;

SOUTHEASTERLY by land of New England Mutual Life Insurance Company, 24 feet; and

SOUTHWESTERLY by land now or formerly of Frederick Ayer, the line running in part through a party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Aspinwall & Lincoln, Civil Engineers, dated May 13, 1912, as approved by the Court, filed in the Land Registration Office as Plan No. 3811A, a copy of a portion of which is filed with Certificate of Title No. 4596.

Third Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

NORTHWESTERLY by the southeasterly line of Boylston Street, 72.23 feet;

NORTHEASTERLY by land now or formerly of Julius F. Fassett, the line in part running through the middle of a 12” brick party wall, 125 feet;

SOUTHEASTERLY by land of New England Mutual Life Insurance Company, 72.23 feet; and

SOUTHWESTERLY by land now or formerly of Andrew D. Maclachlin, the line in part running through the middle of a 12” brick party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown upon plan numbered 32268A which is filed with Certificate of Title No. 72280.

For title to the second and third registered parcels, see Certificate of Title No. 99537 in Registration Book 493 at Page 137.

EXHIBIT A-2

Description of Land

(222 Berkeley)

That certain parcel of land on the south side of Boylston Street, the west side of Berkeley Street and the north side of St. James Avenue in Boston, Suffolk County, Massachusetts, along with all buildings and other improvements thereon, shown as Lot B on a plan of land entitled “500 Boylston Street Subdivision Plan of Land in Boston, MA, Suffolk County” dated 21 January 1986, revised 27 February 1986, by Survey Engineers of Boston and recorded with Suffolk Deeds at the end of Book 12397, which parcel is bounded and described according to the plan as follows:

Beginning at the northwest corner of the premises at the southwesterly corner of the intersection of Berkeley and Boylston Streets; thence running

SOUTH 20 15’51” EAST by Berkeley Street, 249.96 feet to the northwest corner of the intersection of Berkeley Street and St. James Avenue; thence

SOUTH 69 44’51” WEST by St. James Avenue, 225.73 feet; thence

NORTH 20 15’00” WEST by land formerly of the Mill Dam Trust and of New England Mutual Life Insurance Company, 249.97 feet to Boylston Street; thence

NORTH 69 45’00” EAST by Boylston Street, 225.67 feet to the point of beginning.

Containing, according to the plan, 56,415 square feet of land, more or less.

Included within the above-described parcel is a parcel of registered land bounded and described as follows:

That certain parcel of land situated in said Boston, bounded and described as follows:

NORTHERLY by the southerly line of Boylston Street, 20.70 feet;

EASTERLY by land formerly of the Mill Dam Trust, 125 feet;

SOUTHERLY by land of New England Mutual Life Insurance Company, 20.70 feet; and

WESTERLY by land formerly of the Mill Dam Trust, 125 feet.

This registered parcel is shown on a plan drawn by Survey Engineers of Boston and filed with the Engineering Office of the Land Court in Boston, Massachusetts as Plan No. 2025B, being a subdivision of the land described in Certificate of Title No. 94648 in Suffolk Registration Book 469, Page 48.

EXHIBIT A-3

New 500 Boylston Space Floor Plan

EXHIBIT A-3

SAINT JAMES AVENUE
CLARENDON STREET
BOYLSTON STREET

FLOOR 3

· FIVE HUNDRED BOYLSTON STREET ·

EXHIBIT A-3

SAINT JAMES AVENUE
CLARENDON STREET
BOYLSTON STREET
FLOOR 4

·FIVE HUNDRED BOYLSTON STREET·

EXHIBIT B

Building Standard Improvements

Building Standard Improvements shall consist of:

A.	Partitions.

One (1) linear foot of ceiling height partition per fifteen (15) square feet of Buildable Area. All required partitions will be  5/8” gypsum board, painted with two coats of latex on 2  1/2” metal studs 24” on center, with 2  1/2” base.

B.	Doors and Hardware.

One (1) full height, solid core, mahogany veneer door with a metal frame and lever handle latch set hardware per three hundred seventy five (375) square feet of Buildable Area.

C.	Ceiling.

A 12” x 12” x  5/8” thick fissured-type mineral fiber concealed grid acoustical ceiling throughout the Leased Premises.

or:

A 2’ x 2’ x  3/4” thick ceiling tile, Armstrong Ultima DuraBrite surface of like, set in a  9/16” bolt-slot grid system with  1/8” reveal, Armstrong Silhouette XL, throughout the Leased Premises.

D.	Lighting.

One (1) 2’ x 4’ recessed florescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per eighty-five (85) square feet of Buildable Area. Common Areas and Building Common Areas on all office floors shall have lighting selected by Landlord.

or:

One (1) 2’ x 2’, 2 lamp florescent lighting fixture with anodized aluminum perforated metal light basket, and reflector, including initial lamping, per sixty-five (65) square feet of Building Area. (not to exceed 65 watts per fixture)

E.	Electrical Outlets.

One (1) duplex wall-mounted 1.5 amp, 120 volt convenience outlet mounted at standard locations with white plastic cover plate for each one hundred fifty (150) square feet of Buildable Area.

F.	Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred (200) square feet of Buildable Area with pull wire through the partition.

G.	Floor Covering.

Building standard carpets.

H.	Switch.

One (1) single way light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred seventy five (375) square feet of Buildable Area.

I.	Window Covering.

Horizontal aluminum one-inch slat blinds for exterior windows.

J.	Fire Safety Systems.

Flush ceiling mounted fire sprinkler heads to conform with Tenant partition, layout utilizing the Building Standard partition, ceiling, and lighting, for light hazard occupancy design criteria. Up to one sprinkler head per 125 square feet of Buildable Area. Manual fire alarm pull stations, exit lights, and audio fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K.	HVAC.

The HVAC system for the Leased Premises to suit the aforementioned Building Standard Improvements utilizing the Building Standard lighting fixtures for air distribution.

EXHIBIT C

BUILDING RULES AND REGULATIONS

FOR FIVE HUNDRED BOYLSTON (THE “BUILDING”)

1.	The sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed or used for any purpose other than ingress to and egress from Tenants’ respective leased premises, and for going from one part of the Building to another part.

2.	Plumbing fixtures shall be used only for their designated purpose, and no substances of any kind shall be deposited therein which they are not designed to handle. Damage to any such fixture resulting from misuse by any Tenant or its employees or invitees shall be repaired at the expense of such Tenant.

3.	Signs, advertisements, graphics, or notices visible in or from public corridors shall be subject to Landlord’s written approval. Nails, screws, and other attachments to the Building require prior written consent from Landlord. Upon the removal of sign, notice or graphic from a building door or public corridor the Tenant is responsible for returning the surface to its original condition.

4.	Landlord will provide and maintain an alphabetical directory board for all office tenants of the Building in accordance with each Tenant’s lease on the first floor (main lobby) of the Building, the size, design and location to be determined by Landlord. No other directory shall be allowed.

5.	All contractors and technicians rendering any installation service to tenants shall be subject to Landlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, (but not limited to) installation of telephone, telegraph equipment and electrical devices, windows, ceilings, and any other physical portion of the Building.

6.	Movement in to, inside or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Landlord. All such movements shall be restricted to the Building’s freight elevators. Pre-arrangements with Landlord should be made regarding the time, method, and routing of movement, and tenants shall assume all risks of damages to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity.

7.	Any damage to the Building by the movement of a Tenant’s property, or done by a Tenant’s property while in the Building, shall be repaired at such Tenant’s expense.

8.	Landlord shall have the power to reasonably prescribe the weight and position of safes and other heavy equipment, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. In addition, Tenants shall obtain written approval of Landlord prior to installation or subsequent relocation of any safes or heavy equipment. Tenants shall be responsible for all costs associated with said installation or relocation, including, but not limited to engineering analysis and structural changes.

9.	All routine deliveries to the premises shall be made between the hours of 6:00 a.m. and 6:00 p.m. weekdays (other than holidays) unless other arrangements are approved in advance by the Building management office, and only shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office. Courier use of passenger elevators shall be limited to Business Hours during Business Days unless otherwise approved by Landlord. Delivery hours are subject to change by Landlord. Tenants will adhere to any peak delivery restrictions implemented by the City of Boston. Delivery personnel/companies who do not adhere to building rules can be barred from the property by the Property Manager.

10.	Corridor doors shall be kept closed.

11.	Tenants shall cooperate with Landlord in maintaining their leased premises. Unless otherwise approved by Landlord office, Tenants shall not employ any person for the purpose of cleaning the leased premises other than the Building’s cleaning and maintenance personnel.

12.	Deliveries of water, soft drinks, newspapers, or other such items to any Tenant’s leased premises shall be made only be suppliers approved by Landlord, and shall be restricted to hours established by Landlord and made by use of the freight elevators, if Landlord so directs.

13.	Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about any Tenant’s leased premises.

14.	Restaurants excluded, no cooking shall be done in any Tenant’s leased premises except in connection with convenience lunch room or beverage service for employees and guests (on a non-commercial basis). All permitted cooking shall be done in a manner which complies with all of the provisions of the Tenant’s lease and which does not produce fumes or odors. All cooking facilities shall be subject to approval of Landlord and must be approved by all applicable state and municipal authorities.

15.	Food, soft drink or other vending machines shall not be placed within any Tenant’s leased premises without Landlord’s prior written consent.

16.	No Tenant shall use or keep on its leased premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment. No Tenant shall use or keep any noxious gas or substances in its leased premises, or permit its leased premises to be used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein. All equipment causing vibrations shall be isolated.

17.	Office Tenants shall not tamper with or attempt to adjust temperature control thermostats in their leased premises. Landlord shall make adjustments in thermostats on call from Tenants.

18.	Tenants shall comply with all requirements necessary for the security of their leased premises and the Building, including the use of service passes issued by Landlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

19.	Landlord will furnish each Tenant with a reasonable number of initial keys for entrance doors into its leased premises, and may charge for additional keys thereafter. All such keys shall remain the property of Landlord. No additional locks will be allowed on any door of any leased premises without Landlord’s prior written consent and Tenants shall not make any duplicate keys, except those provided by Landlord. Upon termination of this Lease, each Tenant shall surrender to Landlord all keys to its leased premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the leased premises.

20.	Canvassing, peddling, soliciting and distribution of hand-bills in the Building are prohibited and each Tenant will cooperate to prevent these activities.

21.	Tenants shall not make or permit any improper noises in the Building or otherwise interfere in any way with other Tenants or persons having business with them.

22.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from any Tenant’s leased premises or public areas, regardless of whether such loss occurs when such area is locked against entry or not.

23.	Building emergency stairs shall only be used for emergency purposes.

24.	Tenant will work with Landlord in informing and enforcing building delivery rules with Tenant’s delivery personnel, agents or invitees.

25.	The building common areas including the garage and exterior are non smoking areas. Tenants who permit smoking within their leased premises shall control the smoke and odor so it is not offensive or does not interfere with other building Tenants.

26.	All Tenants will cooperate with Landlord and abide with local code in the testing and servicing of the Building life safety system.

27.	Landlord reserves the right to modify or rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the Tenants and their employees and their visitors. Such rules and regulations, when made and written notice given to a Tenant, shall be binding upon such Tenant as if originally herein prescribed.

EXHIBIT D

FORM OF LETTER OF CREDIT

[Letterhead of Issuing Bank]

                                    Date:                  , 2005

RE:	IRREVOCABLE COMMERCIAL LETTER OF CREDIT NO.

TO:	Five Hundred Boylston West Venture

c/o Hines Interests Limited Partnership

222 Berkeley Street

Boston, MA 02116

Gentlemen:

We hereby issue our Irrevocable Commercial Letter of Credit in your favor, for the account of                     , a                      (“Tenant”), in the amount of                     Dollars ($            .00). This amount is available to you on presentation of your sight draft drawn upon us referring to the above letter of credit number, date and amount being drawn hereunder, accompanied by the signed statement by a person purporting to be your authorized representative, that the amount drawn hereunder is being drawn pursuant to the terms of the Lease dated as of                     , as amended, between Tenant, as tenant, and you, as landlord for certain premises located at 500 Boylston Street, Boston, Massachusetts (the “Lease”).

Any draft presented for payment must be presented on or before                     , 200  , the date this Letter of Credit expires, subject to extension as set forth below. Partial drawings are permitted.

This Letter of Credit shall automatically be extended and renewed for successive one-year periods at the end of the stated expiration date and each anniversary thereof unless we notify you, in writing, no later than forty-five (45) days prior to the then applicable expiration date, that we will not extend and renew the Letter of Credit for another one-year term.

We hereby certify that this is an unconditional and irrevocable Letter of Credit and agree that a draft drawn under and in compliance with the terms hereof will be honored upon presentation at our office at                                 , Boston, Massachusetts [or NYC].

If you sell or otherwise transfer any interest in the Building (as defined in the Lease), in the land upon which the same is located, in the Lease, or in Landlord (including consolidations, mergers or other entity changes), you shall have the right to transfer this Letter of Credit to your transferee(s), successors or assigns.

Except to the extent inconsistent with the express provisions hereof, this Letter of Credit is subject to and governed by Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce publication number 500.

[Name of Bank]

Authorized Signature

297590.01

EXHIBIT E

CLEANING SPECIFICATIONS

Cleaning Services.

The following services are the Building Standard Janitorial Services for Five Hundred Boylston:

Daily Services – General Cleaning of Leased Premises

1.	Empty trash cans.

2.	Dust horizontal surfaces; desks, chairs, files, telephones, picture frames, etc. Computers will not be dusted.

3.	Damp wash and wipe dry Formica desktops free of papers.

4.	Clean and sanitize drinking fountains.

5.	Spot clean partition glass, including lobby doors for fingerprints and smudges.

6.	Dust mop and spot clean all tiled areas.

7.	Vacuum all carpeted traffic areas daily and wall to wall at least once per week.

Daily Services – Building Standard Restrooms (in the Leased Premises or on multi-tenant floors)

1.	Remove trash and clean receptacles.

2.	Clean and sanitize lavatories, commodes and urinals.

3.	Clean out corners and edges.

4.	Clean mirrors.

5.	Spot clean wall tile and partitions.

6.	Replenish supplies.

7.	Sweep floor.

8.	Mop and disinfect floor as necessary.

Daily Service – Building Passenger Elevators

1.	Clean light lenses and replace burned out bulbs.

2.	Spot clean walls.

3.	Clean edges, corners and tracks.

4.	Vacuum carpet.

Daily Services – Building Street Level

1.	Sweep all marble and/or granite public areas.

2.	Clean all glass entrance ways and side panels.

3.	Empty all trash urns.

4.	Spot clean marble and/or granite walls.

5.	Dust all horizontal edges.

Weekly Services –Stairways in the Building and Leased Premises

1.	Sweep from top to bottom.

2.	Dust handrails and ledges.

3.	Dust lights between floors.

Weekly Services – Building Interior Marble/Granite Floors

1.	Wash all public areas.

Monthly Services – Building Tile Floors

1.	Clean and wash all traffic lanes and other “high wear” areas.

Annual Service – Building General

1.	Clean inside and outside of all exterior windows semi-annually.

2.	Clean all fluorescent light fixture lenses.

3.	Wash down all Building-standard restroom walls and partitions (in Leased Premises or on multi-tenant floors).

Services as required per standard Landlord cleaning program

1.	Spot clean carpeted areas in Leased Premises.

2.	Shampoo public areas outside tenant space.

3.	Damp mop all tile floors in Leased Premises

4.	Machine buff all vinyl tile floor in Leased Premises monthly.

5.	Strip and re-coat all vinyl tile floors in Leased Premises once a year.

Services – Building Exterior

1.	Police building perimeter for trash.

2.	Remove trash from tree wells and planters.

Services – Building Day Crew

1.	Police and replenish supplies in all Building-standard restrooms (in Leased Premises or on multi-tenant floors).

2.	Vacuum all passenger elevators twice each day.

3.	Clean and vacuum garage elevators.

4.	Clean all ash urns twice each day.

5.	Clean all glass entrance doors in main lobby.

6.	Dust mop and/or damp mop all marble and/or granite floors in main lobby once each day.

7.	Clean non-retail windows on building perimeter at street level as needed.

8.	Clean service area, hallway and dock area.

Additional cleaning services required because of the nature of Tenant’s improvements or otherwise shall be provided by Landlord as an extra service at Tenant’s expense in accordance with the Lease. Such additional services include, without limitation, costs of cleaning and trash removal from any kitchen, dining facilities, and lunchroom, special carpet maintenance program for lunchroom areas, cleaning refrigerators and providing paper supplies to kitchenettes, computer room trash removal, disposal charges for wooden pallets, cleaning and supplying any non-building-standard bathrooms, and cleaning any marble or granite floors within the Leased Premises.

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